UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Stock Yards Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

NOTICE OF THE
2026 ANNUAL MEETING OF SHAREHOLDERS

March 10, 2026

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Thursday, April 23, 2026, at 10:00 a.m., Eastern Time, solely by remote communication in a virtual-only format. The meeting will be accessible on the Internet at www.virtualshareholdermeeting.com/SYBT2026. The items of business to be presented at the Annual Meeting include the following proposals:

(1)	To elect directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;
(2)	To ratify the selection of BDO USA, P.C. as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2026;
(3)	To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and
(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on February 27, 2026.

A list of shareholders of record as of the record date and entitled to vote at the Annual Meeting will be made available for inspection by shareholders for any legally valid purpose related to the Annual Meeting (i) at the principal executive offices of Stock Yards Bancorp, beginning five business days prior to the meeting date and (ii) on the virtual shareholder meeting web site on the date of the meeting.

In order to lessen the environmental impact of our Annual Meeting and increase the ability of shareholders to connect with the Company to gain the information they need, we are furnishing our proxy materials to shareholders over the Internet. We are mailing a Notice of Internet Availability of Proxy Materials to our shareholders instead of paper copies of these materials. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote your shares and how shareholders can request paper copies of these documents, including the Proxy Statement, our 2025 Annual Report and proxy card, if they prefer.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. You may vote your shares electronically using your computer, telephone or mobile device. If you request and receive paper copies of our proxy materials, you may also vote your shares by completing, signing, dating and returning the included proxy card in the mailing envelope provided. Instructions regarding each of these methods of voting are contained in the accompanying Proxy Statement.

Thank you for your support of Stock Yards Bancorp. If your schedule permits, I hope you will join us via the live webcast.

By Order of the Board of Directors /s/ James A. Hillebrand James A. Hillebrand Chairman and Chief Executive Officer

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

PROXY HIGHLIGHTS

This summary highlights information contained elsewhere in this Proxy Statement about the Annual Meeting and is not complete. We encourage you to read the entire Proxy Statement before voting your shares at the meeting. For complete information about our performance and financial results for 2025, please review our Annual Report on Form 10-K which accompanies this Proxy Statement.

Annual Meeting Information

Date and Time:	Virtual Location:	Record Date:
Thursday, April 23, 2026 10:00 a.m., Eastern Time	www.virtualshareholdermeeting.com/SYBT2026	February 27, 2026

Voting Matters and Board Recommendations

	Proposal	Board Recommendation	Page Reference
1:	Election of directors	✔ FOR all nominees	16
2:	Ratification of our independent auditor for 2026	✔ FOR	24
3:	Advisory vote on executive compensation	✔ FOR	25

How to Vote Your Shares

You may vote your shares using one of the following methods:

www.proxyvote.com	Call toll-free 1-800-690-6903	Scan the QR Code on your proxy card (above QR code is not active)	Complete, sign, date and return the enclosed proxy card	Attend and vote online at: www.virtualshareholdermeeting.com/SYBT2026

YOUR VOTE IS IMPORTANT!

PLEASE CAST YOUR VOTE PROMPTLY

Attending the Virtual Annual Meeting

Our 2026 Annual Meeting will be held in a virtual-only format via a live webcast. You will be able to attend the meeting online, vote your shares electronically and submit questions either before or during the meeting by following the information and instructions provided in this Proxy Statement. To attend the Annual Meeting online, simply visit the virtual meeting website at www.virtualshareholdermeeting.com/SYBT2026. In order to be admitted to the meeting, you will need to enter the 16-digit control number located on your Notice of Internet Availability of Proxy Materials or email notice or, if you received a paper copy of the proxy materials, your proxy card or voting instruction form. For more information about joining the online meeting, go to page 6.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 23, 2026: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com and on the investor relations page of the Company’s website at https://stockyardsbancorp.q4ir.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1
CORPORATE GOVERNANCE	8	EXECUTIVE COMPENSATION	29
Corporate Governance Highlights	8	Compensation Discussion and Analysis	29
Shareholder Engagement	8	REPORT OF THE COMPENSATION COMMITTEE	8
Role of the Board of Directors	9	Executive Compensation Tables and Narrative Disclosure	48
Corporate Governance Guidelines	9	Summary Compensation Table	49
Board Leadership Structure	9	Grants of Plan-Based Awards Table	50
Lead Independent Director	10	Outstanding Equity Awards at Fiscal Year End Table	51
Committees of the Board	10	SAR Exercises and Stock (RSAs and PSUs) Vesting	53
Non-management Executive Sessions	12	Contributory Nonqualified Deferred Compensation Plan	54
Board Evaluation Process	13	Potential Change in Control Payments	54
Director Onboarding and Continuing Education	13	CEO Pay Ratio	55
Codes of Conduct and Ethics	13	Pay Versus Performance Disclosure	56
Board Oversight of Risk Management	14	REPORT OF THE AUDIT COMMITTEE	61
Board Meetings and Attendance	14	INDEPENDENT AUDITOR	62
Shareholder Communications with the Board of Directors	14	TRANSACTIONS WITH MANAGEMENT AND OTHERS	62
CORPORATE RESPONSIBILITY	14	ANNUAL REPORT ON FORM 10-K	64
PROPOSAL 1: ELECTION OF DIRECTORS	16	OTHER MATTERS	64
Board Size and Term of Office	16
Nominees for Election	16
Board Composition	17
Board Diversity	18
Director Skills Matrix	18
Additional Information Regarding the Background and Qualifications of Director Nominees	19
Commonwealth Bancshares Investor Agreement	21
Director Nomination Process	21
Shareholder Nominations	22
Director Independence	22
Director Election Standard	22
Director Stock Ownership	23
Director Retirement Policy	23
Director Compensation	23
PROPOSAL 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	25
STOCK OWNERSHIP INFORMATION	26
Delinquent Section 16(a) Reports	28

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

About This Proxy Statement

This Proxy Statement is being furnished to the shareholders of Stock Yards Bancorp, Inc. in connection with the solicitation by its Board of Directors of proxies to be used at the 2026 Annual Meeting of Shareholders. This Proxy Statement includes information regarding the matters to be acted upon at the 2026 Annual Meeting and certain other information required by the Securities and Exchange Commission, or “SEC”, and the rules of the Nasdaq Stock Market, or “Nasdaq”. This Proxy Statement is first being sent or made available to shareholders on or about March 6, 2026.

Throughout this Proxy Statement, unless the context otherwise requires, the terms “Stock Yards Bancorp”, “Bancorp”, “the Company”, “we”, “us” or “our” all refer to Stock Yards Bancorp, Inc. and its direct and indirect wholly-owned subsidiaries, including Stock Yards Bank & Trust Company, which we refer to in this Proxy Statement as “the Bank”. Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Proxy Materials

Why have I received these materials?

We have made these proxy materials available to you over the Internet in connection with our 2026 Annual Meeting of Shareholders, which will be held on Thursday, April 23, 2026, at 10:00 a.m., Eastern Time. As a shareholder, you are invited to participate in the meeting via live webcast and vote on the matters described in this Proxy Statement.

What is included in the proxy materials?

These proxy materials include:

●	The Notice of the 2026 Annual Meeting of Shareholders;
●	This Proxy Statement for the Annual Meeting; and
●	Our 2025 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2025.

If you requested and received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, instead of a paper copy of the proxy materials, see “How can I access the proxy materials and vote my shares” below for information regarding how you can vote your shares.

What is a proxy?

We are soliciting your proxy to vote the shares of the Company’s common stock that you own at the Annual Meeting. A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you designate a proxy, you may also direct the proxy how to vote your shares. James A. Hillebrand, the Company’s Chairman and Chief Executive Officer, and Philip S. Poindexter, the Company’s President, have been designated as the proxies to cast the votes of Bancorp’s shareholders at the Annual Meeting. The proxies will vote your shares according to the instructions you provide over the Internet, by telephone, mobile device or on the proxy card.

Information About Delivery of Proxy Materials

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

This year, we are using the SEC rule that allows companies to furnish their proxy materials over the Internet. By doing so, we reduce costs and lessen the environmental impact of our proxy solicitation. As a result, we are mailing the Notice to our shareholders instead of a paper copy of the proxy materials. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail, should they so desire. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis. The Notice is not a proxy card and cannot be used to vote your shares.

Shareholders who have previously requested to receive paper copies of the proxy materials received paper copies of the proxy materials instead of the Notice. If you received paper copies of the Notice or proxy materials, we encourage you to sign up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials by e-mail in the future?” below.

How can I access the proxy materials and vote my shares?

The instructions for accessing the proxy materials and voting can be found in the information you received either by mail or email. Depending on how you received the proxy materials, you may vote over the Internet, telephone or mail. We encourage you to vote over the Internet.

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If you are a shareholder who received an email directing you to the proxy materials or a notice by mail regarding the Internet availability of the proxy materials, you may access the proxy materials and voting instructions over the Internet via the web address provided in the email or Notice. In order to access these materials and vote, you will need the 16-digit control number provided in the email or on the Notice. You may vote by following the instructions in the email, on the Notice or on the website.

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If you are a shareholder who received the proxy materials by mail, you may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the 16-digit control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

What does it mean if I receive more than one notice of Internet availability of proxy materials, proxy card, voting instruction form or email with instructions on how to access the proxy materials?

If you receive more than one notice of Internet availability of proxy materials, proxy card, voting instruction form or email with instructions on how to access the proxy materials, it means that you hold shares in more than one account. To ensure that all of your shares are voted, vote separately for each notice of Internet availability of proxy materials, proxy card, voting instruction form and email you receive.

How can I receive my proxy materials by email in the future?

Instead of receiving future paper copies of the Notice or our proxy materials by mail, you can elect to receive an email with links to these documents, your control number and instructions for voting over the Internet. Opting to receive your proxy materials by email will save the cost of producing and mailing documents to you and will also help conserve environmental resources.

If we mailed you a Notice or a printed copy of our proxy statement and annual report and you would like to sign up to receive these materials by email in the future, you can choose this option by:

●	Following the instructions provided on your proxy card or voting instruction form if you received a paper copy of the proxy materials; or
●	Following the instructions provided when you vote over the Internet.

Your election to receive future proxy materials by email will remain in effect until you revoke it.

Voting Information

What am I voting on?

●	Electing 9 directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified (Proposal 1); and
●	Ratifying the selection of BDO USA, P.C. as the independent registered public accounting firm for Stock Yards Bancorp, Inc. for the year ending December 31, 2026 (Proposal 2); and
●	Approving a non-binding resolution to approve the compensation of the Company’s named executive officers, which we refer to as the say-on-pay proposal (Proposal 3).

Where can I find more information about these voting matters?

●	Information about the nominees for election as directors is contained in Proposal 1 beginning on page 16; and
●	Information about the say-on-pay proposal is contained in Proposal 2 beginning on page 25.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on February 27, 2026, will be entitled to vote at the Annual Meeting. On February 27, 2026, there were 29,511,958 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares without participating in the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent), you may vote your shares without participating in the Annual Meeting by using one of the following four options:

Go to www.proxyvote.com

Use the Internet to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on April 22, 2026 for shares held directly and by 11:59 p.m., Eastern Time, on April 20, 2026 for shares held in a Plan. Have your Notice or proxy card in hand when you access the web site and follow the respective instructions to create an electronic voting instruction form.

Call 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., Eastern Time, on April 22, 2026, for shares held directly and by 11:59 p.m., Eastern Time, on April 20, 2026, for shares held in a Plan. Have your Notice or proxy card in hand when you call and then follow the respective instructions.

QR Code Scan the QR Code that appears on your Notice or proxy card to vote using your mobile device (mobile phone or tablet).

Mail

If you receive a printed copy of the proxy materials, mark, sign and date your proxy card or voting instruction form and either return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Can I vote my shares during the meeting?

You may vote online during the meeting by logging into the virtual meeting web site with the 16-digit control number located on your Notice or email notice or, if you received a paper copy of the proxy materials, your proxy card or voting instruction form and following the on-screen instructions. You may also continue to vote your shares by mail, telephone, mobile device or Internet prior to the virtual meeting by following the voting instructions included in your proxy materials. If you have already voted using one of these methods you do not need to vote again at the meeting unless you wish to change your vote or revoke a previous proxy.

If my shares are held by my broker, will my broker vote my shares for me?

If your shares are held in a stock brokerage account or by a bank or other holder of record (that is, in “street name”), you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone, mobile device or over the Internet. Beneficial owners who wish to vote their shares electronically during the Annual Meeting may do so by following the instructions from their broker that accompany their proxy materials.

Who votes the shares held in my Stock Yards KSOP account?

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), you have the option of receiving your voting information either electronically or by regular postal mail. Plan participants who have elected to receive their voting information electronically should follow the instructions contained in the electronic communication. If you have not affirmatively elected to receive voting information for your KSOP shares electronically, you will receive either a voting instruction form or a paper version of the proxy card via postal mail that will include the shares you own through your KSOP account. If you receive a proxy card, it will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote electronically or by mail, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommends.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct. If you return your proxy card but do not mark your voting instructions on your signed card, James A. Hillebrand, Chairman and Chief Executive Officer, and Philip S. Poindexter, President, as proxies named on the proxy card, will vote your shares FOR the election of the 9 director nominees, FOR the ratification of BDO USA, P.C., and FOR the approval of the say-on-pay proposal.

Can I change my vote after I have voted?

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	Signing another proxy card with a later date and returning it to us prior to the Annual Meeting;
●	Voting again by telephone, mobile device or through the Internet prior to 11:59 p.m., Eastern Time, on April 22, 2026;
●	Giving written notice of revocation to our Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206, prior to the Annual Meeting; or
●	Voting again electronically during the Annual Meeting.

Your participation in the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previously submitted proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote.” In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of BDO USA, P.C., (Proposal 2) even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors (Proposal 1) and the say-on-pay proposal (Proposal 2).

What constitutes a quorum for purposes of the Annual Meeting?

Holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present at the Annual Meeting or represented by proxy for the transaction of business. This is called a quorum. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If a quorum is not present, we may propose to adjourn the meeting to solicit additional proxies and reconvene the meeting at a later date.

What vote is required to approve each Proposal?

The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to approve each of the other proposals and the manner in which votes will be counted:

Proposals	Voting Options	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1: Election of Directors	For, against or abstain for each nominee	Majority of votes cast	No effect	No effect
Proposal 2: Ratification of our independent accountants for 2026	For, against or abstain	Majority of votes cast	No effect	No effect
Proposal 3: Approval of our executive compensation	For, against or abstain	Majority of votes cast	No effect	No effect

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Proposal 1: Election of directors.  Our Bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the number of votes cast for the nominee’s election exceed the number of votes cast against his or her election. If a nominee does not receive the required votes for election at our Annual Meeting, our Board, with the assistance of our Nominating and Corporate Governance Committee, will consider whether to accept the director’s offer of resignation, which is required to be tendered under our Corporate Governance Guidelines. Our Board will publicly disclose its decision regarding the resignation and the basis for its decision within 90 days after election results are certified.

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Other proposals. Approval of Proposals 2 and 3 requires that the votes cast in favor of each such proposal exceed the votes cast against the proposal. Because the say-on-pay vote (Proposal 3) is advisory, it will not be binding on the Company or our Board of Directors.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled meeting in the same manner as it would have been voted at the originally scheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Who counts the votes?

Broadridge Financial Solutions will tabulate votes cast by proxy at the Annual Meeting. They will also certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast electronically during the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

You may abstain from voting on one or more nominees for director. You may also abstain from voting on any or all other proposals. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any nominee or with respect to any other matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this Proxy Statement, FOR the ratification of the selection of the independent registered accounting firm, and FOR the approval of the say-on-pay proposal.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are kept confidential from our management and Board of Directors to protect your voting privacy. We will not disclose the proxy voting instructions or ballots of individual shareholders unless disclosure is required by law and in certain other limited circumstances. If you write comments on your proxy card, the card may be forwarded to our management and Board of Directors to review your comments.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock. The Company has engaged the services of Laurel Hill Advisory Group, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s cost for such services will be $8,500 plus reasonable out of pocket expenses.

How can I find the voting results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Virtual Meeting Information

Why are you holding a virtual meeting instead of a physical meeting?

The Annual Meeting will be conducted in an online, virtual-only format. This format enables us to leverage technology to communicate more efficiently with our shareholders. We can provide a consistent experience for all our shareholders regardless of geographic location and allow all shareholders with Internet access to attend and participate in the meeting without the cost of travel. We have designed the virtual meeting format to provide the same participation opportunities as were provided at our past in-person meetings, including the ability to vote your shares and ask questions during the meeting.

How do I participate in the meeting?

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/SYBT2026 and enter the 16-digit control number located on your Notice or email notice or, if you received a paper copy of the proxy materials, your proxy card or voting instruction form. You may log into the meeting platform beginning at 9:45 a.m., Eastern Time, on April 23, 2026. The live audio webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage shareholders to access the virtual meeting web site prior to the start of the meeting and to allow sufficient time to complete the online registration process.

What are the technical requirements for accessing the online meeting site?

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves ample time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Will I have an opportunity to submit a question?

Yes, shareholders will have the opportunity to submit questions if they choose. If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, you may log into www.proxyvote.com and enter your 16-digit control number. Next, click on “Question for Management,” type in your question and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/SYBT2026, type your question into the box titled “Ask a Question” on the meeting screen and click “Submit.” Shareholders may choose from a list of optional question topics or enter their own live question in the box provided. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered together.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Shareholders should refer to the Rules of Conduct and Procedures for the meeting that will be posted on the virtual meeting web site for guidelines regarding the submission of questions, including certain topics and subject matter that we will consider inappropriate for purposes of the meeting. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.syb.com. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

What if I have lost or misplaced my 16-digit control number?

If you no longer have your control numbers or were not a shareholder on February 27, 2026, you may still enter the meeting as a guest in listen-only mode. To access the meeting as a guest, visit www.virtualshareholdermeeting.com/SYBT2026 and enter the requested information on the welcome screen. However, if you attend the meeting as a guest, you will not have the ability to vote or submit questions.

What if I experience technical difficulties accessing the meeting?

If you encounter any technical difficulties with the virtual meeting platform, please use the telephone numbers listed on the meeting website prior to the start of the meeting and technicians will be available to assist you.

What will happen if we experience technical problems during the meeting webcast?

In the event of technical difficulties or interruptions with the Annual Meeting, we expect that an announcement will be made on the meeting website, www.virtualshareholdermeeting.com/SYBT2026. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted to the investor relations page on our website, www.syb.com.

Shareholder Proposals and Director Nominations

Can I submit a proposal (other than a director nomination) for consideration at the 2026 Annual Meeting?

Any shareholder who intends to present a proposal at the 2027 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary at the address provided below no later than November 13, 2026, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. For a shareholder proposal that is submitted for presentation directly at the 2027 Annual Meeting but not intended to be included in our proxy materials under Rule 14a-8, the shareholder must give timely notice to our Corporate Secretary and otherwise comply with the applicable requirements of our Bylaws. Our Bylaws require that notice of a shareholder proposal be received by our Corporate Secretary no later than January 22, 2027, and contain the information prescribed by the Bylaws, copies of which are available from the Corporate Secretary.

How may I nominate individuals to serve as directors at the 2026 Annual Meeting?

Our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. A shareholder desiring to present a director nomination directly at an annual meeting must provide the information required by our Bylaws and give timely notice of the nomination to our Corporate Secretary in accordance with our Bylaws. To nominate a director for consideration at the 2027 Annual Meeting of Shareholders, the notice must be received by our Corporate Secretary at the address provided below no later than January 22, 2027, and contain the information required by our Bylaws.

Further, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies on the Company’s proxy card in support of director nominees submitted in accordance with the advance notice provisions of our Bylaws for the 2027 Annual Meeting of Shareholders is February 23, 2027. This deadline under Rule 14a-19 does not supersede or replace any of the timing requirements for advance notice under our Bylaws. The supplemental notice and information required under Rule 14a-19 is in addition to the advance notice requirements of our Bylaws and does not extend the deadline specified in the Bylaws.

All shareholder proposals, director nominations and requests for copies of our Bylaws should be addressed as follows:

Stock Yards Bancorp, Inc.

Executive Offices

1040 E. Main Street

Louisville, Kentucky 40206

Attn: Corporate Secretary

CORPORATE GOVERNANCE

Corporate Governance Highlights

Our Board of Directors and management are committed to strong corporate governance practices, which we believe support our dedication to managing the Company’s business in a responsible and ethical manner and promote long-term shareholder value. Highlights of our governance structure and practices include the following:

Board Independence

●	Strong Lead Independent Director
●	Substantial majority of independent directors
●	All Board committees are comprised entirely of independent directors
●	Executive sessions of non-management directors at Board and committee meetings

Board Accountability

●	Annual elections for all directors
●	Majority voting in uncontested director elections combined with a director resignation policy
●	Mandatory director retirement policy
●	Board focus on strategic planning and direction, including annual reviews of the Company’s strategic objectives and plans
●	No poison pill

Board Effectiveness

●	Annual Board and committee assessments, including one-on-one discussions between the Lead Independent Director and each other non-management director
●	Strong corporate governance guidelines
●	Comprehensive onboarding program for new directors
●	Ongoing training and educational opportunities for directors

Shareholder Alignment

●	Robust stock ownership requirements for directors and executive management
●	Policies that prohibit our directors and executive officers from hedging or pledging Stock Yards Bancorp stock

Shareholder Engagement

Our Board of Directors values and respects the views and feedback we receive from our shareholders through voting results at our annual meetings or from other forms of engagement. As such, the Nominating and Corporate Governance Committee meets annually to review voting results from the most recent annual meeting of shareholders and consider, among a number of matters, any governance-related issues presented by the voting totals. See section captioned “Transactions with Related Persons” on Page 63.

The Company maintains an active presence in the investor community. In addition to issuing press releases regarding interim developments in our markets, we hold quarterly investor earnings calls which are publicized. We also hold individual investor calls upon investor request and participate in investor and various other conferences held throughout the U.S. During 2025, executives from the Company attended 24 events (in-person and virtually).

Role of the Board of Directors

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that provide the framework for how the Board conducts its business and fulfills its duties and responsibilities. The Corporate Governance Guidelines address board responsibilities, director independence, the role of the Lead Independent Director, director qualifications, stock ownership requirements and other Board structures and practices intended to enhance the Board’s effectiveness. Under the leadership and oversight of the Nominating and Corporate Governance Committee, the Corporate Governance Guidelines are reviewed annually in light of recent governance trends and developments, best practices and changes in applicable laws and regulations. The Corporate Governance Guidelines are available on the investor relations page of the Company’s website, www.syb.com.

Board Leadership Structure

The Board of Directors believes the most effective leadership structure for the Company at the present time is to combine the roles of Chairman of the Board and Chief Executive Officer. Our current Chief Executive Officer, James A. Hillebrand, was appointed to the additional position of Chairman of the Board effective January 1, 2021. Mr. Hillebrand has a long history of service in various management capacities with the Bank, is very familiar with its business, its customers and the banking industry generally, and the community bank model in particular. The Board believes that he is highly qualified to lead discussions on important strategic and operational issues affecting the Bank and Bancorp. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy. The Board also believes that the industry knowledge and experience provided by Mr. Hillebrand as our Chief Executive Officer, together with our strong lead independent director, Stephen M. Priebe, and our experienced committee chairs and other directors, will enable the Company to continue to meet the expectations of our shareholders and provide strong independent oversight from our directors.

The Board does not have a fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The Company’s corporate governance documents address the leadership structure of the Board and the respective roles of the Chairman of the Board and the Chief Executive Officer. The Board will annually elect one of its members to serve as Chairman of the Board. The Chairman will preside at all meetings of the shareholders and of the Board of Directors, and generally consult with the Board on matters pertaining to the Company’s business and affairs. Both positions may, but need not, be held by the same person. The decision as to whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separated will be made from time to time by the Board of Directors at its discretion. The Board’s decision will be made in its business judgment and based upon its consideration of all relevant factors and circumstances at the time, including the specific needs of the Company’s business, the strengths of the individual or individuals holding those positions and the current composition of the Board. We would notify shareholders promptly of a decision by the Board to separate the roles of Chairman of the Board and Chief Executive Officer.

If the individual elected as Chairman of the Board is also the Chief Executive Officer, or if the Chairman of the Board is not an independent director, the Board will elect a lead independent director to help ensure strong independent leadership on the Board.

In addition to an independent lead director, five committees of the Board provide independent oversight of management – the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Credit and Risk Committee and the Trust Committee. Each is composed entirely of independent directors.

Lead Independent Director

If a lead independent director is called for under the Company’s governance documents, the Chair of the Nominating and Corporate Governance Committee acts in that role. Stephen M. Priebe currently serves as lead director because Mr. Hillebrand, as the current Chief Executive Officer of the Company, does not qualify as an independent director under the Board’s independence standards. The role and responsibility of the lead director consists of the following:

●	preside at executive sessions of the Board, which consist of independent and non-management directors and are held at least two times annually;
●	call special meetings of the independent directors and committees of the Board;
●

serve as a liaison between the Chief Executive Officer and board members and be available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team;

●	provide advice and consultation to the Chief Executive Officer and inform him or her of decisions reached and suggestions made during executive sessions of the Board of Directors;
●	review and approve matters such as agendas and schedules for Board meetings and executive sessions, and information distributed to board members; and
●	consult and communicate with shareholders where appropriate.

Committees of the Board

Stock Yards Bancorp maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Credit and Risk Committee of the Board of Directors. The Bank maintains a Trust Committee of the Board of Directors. Each of these committees operates under a written charter approved by the Board of Directors and reviewed annually by the committee. The chair of each committee reports its activities, discussions, recommendations and approvals to the full Board at each regularly scheduled Board meeting. Committee leadership and membership is reviewed annually by the Nominating and Corporate Governance Committee and, upon its recommendations, approved by the Board. The charters are available on the investor relations page of our website, www.syb.com. Current members of each of these committees are identified below:

Director	Audit Committee	Compensation Committee	Credit and Risk Committee	Nominating And Corporate Governance	Trust Committee
Shannon B. Arvin				✔	Chair
Allison J. Donovan			✔	✔
David L. Hardy	✔				✔
Carl G. Herde (1)	Chair			✔
James A. Hillebrand (3)
Richard A. Lechleiter (1)	✔	Chair
Philip S. Poindexter (3)
Stephen M. Priebe (2)		✔		Chair
Edwin S. Saunier		✔	Chair
Paul J. Bickell, III(4)			✔		✔
John L. Schutte(5)		✔			✔
Laura L. Wells(5)			✔		✔

(1)	Audit Committee Financial Expert
(2)	Lead Independent Director
(3)	Messrs. Hillebrand and Poindexter are management directors and do not serve on any Board committees.
(4)	Retiring as director April 23, 2026.
(5)	Term expiring April 23, 2026.

Audit Committee

The Board of Directors of Stock Yards Bancorp maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp. Each member of the Audit Committee meets the Securities and Exchange Commission (“SEC”) and Nasdaq independence requirements for membership on an audit committee and each is financially literate within the meaning of the Nasdaq listing rules.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other matters,

●	considers the appointment of our external auditors;
●	reviews with the auditors the plan and scope of the audit and audit fees;
●	monitors the adequacy of reporting and internal controls;
●	meets regularly with internal and external auditors;
●	reviews the independence of the external auditors;
●	reviews our financial results as reported in SEC filings;
●	approves all audit and permitted non-audit services performed by our external auditors;
●	reviews and evaluates identified related party transactions; and
●	discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee.

The Audit Committee held six meetings during 2025.

The Board of Directors determined that Messrs. Herde and Lechleiter are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above. We refer you to the section captioned “REPORT OF THE AUDIT COMMITTEE” on page 61 of this Proxy Statement for more information about the role and responsibility of the Audit Committee in the Company’s financial reporting process.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp maintains a Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the Nasdaq independence requirements for membership on a nominating and governance committee. Responsibilities of the Committee are set forth in a written charter satisfying the Nasdaq’s corporate governance standards, requirements of federal securities law and incorporating other best practices.

The Committee’s primary duties and responsibilities consist of:

●	identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders;
●	developing a Board succession strategy;
●	assisting the Board in determining the structure, leadership and composition of Board committees;
●	monitoring the Board’s effectiveness;
●	developing and implementing the Company’s corporate governance guidelines;
●	establishing stock ownership guidelines for non-management directors and annually assessing directors’ ownership relative to those guidelines;
●	developing and overseeing an annual self-evaluation process for the Board and its committees; and
●	reviewing the Company’s policies, practices and disclosures with respect to environmental, social and governance, or ESG, matters.

The Nominating and Corporate Governance Committee held four meetings during 2025.

Compensation Committee

The Board of Directors of Stock Yards Bancorp maintains a Compensation Committee. Each member of the Compensation Committee meets the Nasdaq independence requirements for membership on the Compensation Committee. The responsibilities of this Committee include oversight of executive and Board compensation and related programs. We refer you to the section captioned “REPORT ON EXECUTIVE COMPENSATION” beginning on page 30 of this Proxy Statement for more information about the role and responsibilities of the Compensation Committee in our executive compensation program and its activities during 2025.

The Compensation Committee held seven meetings during 2025.

Credit and Risk Committee

The Board of Directors of Stock Yards Bancorp maintains a Credit and Risk Committee. This Committee is responsible for overseeing and monitoring management’s implementation and enforcement of the Bank’s framework for risk management throughout the organization. The Committee’s primary duties and responsibilities consist of:

●	monitoring and advising the Board of matters specific to the Bank’s risk exposures, including without limitation credit, cyber/information security and compliance/legal risks;
●

reviewing reports, observations and communications of examination by regulatory agencies and the results of internal and third-party testing, analyses and reviews, related to the Bank’s risks, risk management or any other matters within the scope of the Committee’s oversight responsibilities;

●	reviewing items as mandated by regulatory agencies, which may include annual reviews of information security, physical security and the BSA/AML/AFC program; and
●	assisting the Board in overseeing and supervising all aspects of the Bank’s compliance with the Community Reinvestment Act (“CRA”) and fair lending.

The Committee reviews and discusses with management its assessment of asset quality and trends in asset quality, credit quality administration and underwriting standards and the effectiveness of portfolio risk management systems. The Committee is also responsible for reviewing and approving significant lending and credit policies and compliance with those policies. Additionally, the Committee has oversight responsibility for a wide range of enterprise-related risks within the Bank, including regulatory compliance, information security, cybersecurity, fraud, insurance and physical security.

The Credit and Risk Committee held four regular meetings in 2025.

Trust Committee

The Board of Directors of Stock Yards Bank maintains a Trust Committee. The Trust Committee oversees the operations of the wealth management and trust department of the Bank to help ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations. The Committee’s primary duties and responsibilities consist of:

●	approving written policies to govern the conduct of the Bank’s fiduciary and trust activities;
●	monitoring the proper implementation of policies, procedures and guidelines established for the activities and operations of the wealth management and trust department;
●	reviewing business development reports and overseeing the development and growth of new wealth management and trust business;
●	reviewing regular reports from management concerning investment performance and significant changes in recommended assets for applicable investment accounts; and
●	reviewing audit and examination reports.

The Trust Committee held four meetings in 2025.

Non-management Executive Sessions

The non-management members of the Board of Directors meet in executive session at least twice each year following the regularly scheduled Board meeting, and more frequently if necessary or appropriate. The Lead Independent Director presides over these executive sessions. The executive sessions provide an opportunity for the directors to discuss topics such as business results and performance, executive leadership and succession, critical strategic matters and other matters outside the presence of management. Board committees also have the opportunity to meet in executive session without management if they choose to do so.

Board Evaluation Process

The Board conducts an annual self-assessment to enhance its effectiveness. Through regular evaluation of its policies, practices and procedures, the Board identifies areas for further consideration and improvement. The evaluation process is led by the Nominating and Corporate Governance Committee. Each year, that Committee discusses and decides upon the process to be followed for the upcoming year. Each director may be requested to complete a questionnaire and provide feedback on a range of issues, including his or her assessment of the Board’s overall effectiveness and performance; its committee structure; priorities for future Board discussion and attention; the composition of the Board and the background and skills of its members; the quality, timing and relevance of information received from management; the nature and scope of agenda items; and his or her individual contributions to the Board. The lead director then meets with each director individually either to discuss his or her questionnaire responses or, if directors were not requested to complete a questionnaire, to discuss thoughts and suggestions the director may have regarding the Board’s overall effectiveness or specific Board practices or policies. The lead director prepares a summary of findings drawn from the questionnaire responses and director interviews for presentation to the full Board of Directors. Each of the Committees also conducts their own self-assessments led by the respective committee chairs. Based upon comments from Board members during the 2023 and 2024 evaluation processes, the Board enhanced its director education program to include more presentations from key market and line of business managers and third-party experts, among other matters.

Director Onboarding and Continuing Education

We provide a comprehensive orientation and onboarding program for new directors and ongoing education and training for all Board members on key matters related to our Company and the banking industry generally, all designed to enhance the overall knowledge and effectiveness of our Board. The onboarding process for new directors involves a combination of written materials, management presentation and meetings with members of the Board, including our lead director, and senior management. Among the topics typically covered during orientation are Company history, corporate governance, financial and investor relations matters, risk management and compliance, corporate strategy and key lines of business.

We provide regular educational and training sessions for all directors throughout the year. Topics covered during these sessions may include required training and updates on bank-related compliance matters such as extensions of credit to insiders (Regulation O), fair lending responsibilities and Bank Secrecy Act/Anti-Money Laundering/Anti-Financial Crimes issues. Additional subjects may include in-depth presentations from management on key products, services or lines of business, strategic planning initiatives and market overviews and presentations from outside advisors on emerging trends and developments affecting the banking and financial services industry, including updates on current regulatory, economic, strategic, investor and capital markets issues.

Codes of Conduct and Ethics

We require all of our officers and employees and, when applicable, our directors to accept and abide by our Code of Business Conduct and Ethics, or the “Code of Conduct”. The Code of Conduct reinforces our Company’s commitment to the highest standards of ethical business practices and compliance with all applicable legal requirements, and sets forth expectations for the use and protection of proprietary business and customer information and relationships with our employees, customers, vendors and the public, among other matters. Our Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer, Controller and other financial officers are also subject to a Code of Ethics which supplements our general Code of Conduct. We will promptly disclose any amendment or waiver with respect to the financial Code of Ethics in accordance with the applicable rules of the SEC and Nasdaq.

All of our directors, officers and employees are required to annually affirm in writing their continued understanding of and compliance with our Code of Conduct. Employees receive regular quarterly reminders of our “Do the Right Thing” policy and their responsibility to report questionable business practices that could be violations of law or breaches of our Code of Conduct. Employees are encouraged to report their concerns on a confidential basis either directly to a designated company employee or to a representative of an independent third-party firm.

The Company maintains an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to all Company and Bank employees, directors, officers and other covered persons. The Company also follows procedures for the repurchase of its securities. We believe our insider trading policy and securities repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards applicable to the Company. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. Primary risks facing the Company are credit, operational, cybersecurity and informational security, interest rate, liquidity, compliance/legal, strategic and reputational risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the Credit and Risk Committee of Bancorp. Operational and compliance/legal risks are addressed by the Audit Committee and the Credit and Risk Committee of Bancorp. Cybersecurity and informational security risks are addressed by the Credit and Risk Committee of Bancorp. Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made to the Board at each of its regular meetings. Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee of Bancorp along with other executive compensation matters. Oversight of the trust department is addressed by the Trust Committee of the Bank. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp. The full Board receives reports from each of these committees at the Board meeting immediately following the Committee meeting. The Bank’s Director of Internal Audit has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Credit and Risk Committee and the full Board when appropriate.

Board Meetings and Attendance

During 2025, the Board of Directors of Stock Yards Bancorp held eight regularly scheduled meetings. All directors of Stock Yards Bancorp are also directors of the Bank. During 2025, the Bank’s Board of Directors also held eight regularly scheduled meetings.

All directors attended at least 99% of the number of meetings of the Board and committees of the Board on which they served that were held during the period he or she served as a director. All directors are encouraged to attend annual meetings of shareholders, and all attended the 2025 Annual Meeting except Ms. Arvin.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890. Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

CORPORATE RESPONSIBILITY

Stock Yards Bank is a community bank built on strong core values of trust, character, integrity, sound judgment, personal accountability and respect for others. We are committed to serving our customers’ needs and helping them to achieve their financial goals. Likewise, we are committed to being a good neighbor and investing in the communities in which we live and work, and to supporting our fellow team members by cultivating a healthy work environment in which they can grow and succeed together and individually. This means providing the products and services necessary to help our individual customers and their families reach their financial goals, assisting our business customers to grow and expand their businesses and extending access to banking and financial resources to all segments of our communities, including the underbanked. We recognize that environmental, social and governance (“ESG”) principles are important to delivering on those commitments and maintaining our core values.

In 2022, we published our inaugural Corporate Responsibility Report and third report in March 2024. We expect the fourth report to be published in the second quarter of 2026. The report identifies our ongoing practices and recent accomplishments in the areas of environmental risk and impact management, social responsibility, including diversity, equity and inclusion, and governance. It highlights many of the initiatives occurring both within the Bank and in our communities to promote the interests of our various stakeholders – our customers, team members, communities and shareholders. We encourage you to review the entire report, which is available on our website at www.syb.com. Neither our Corporate Responsibility Report nor any other content appearing on our website is deemed to be a part of, or incorporated by reference into, this Proxy Statement.

Highlights of our ESG efforts are summarized below:

Governance and Accountability

●	All officers and employees are required to adhere to our Code of Business Conduct and Ethics and annually affirm their continued understanding and compliance with its principles and guidelines.
●	Employees receive regular quarterly reminders of our “Do the Right Thing” policy and their responsibility to report questionable business practices.
●	We provide a third-party hotline for employees to report concerns about questionable business or financial practices anonymously and without fear of retaliation or dismissal.

Responsibility to Our Customers

●	We extended customer access to financial products and services with convenient digital banking tools, including online banking, mobile banking, text banking and telebanking in English and Spanish.
●	Our website is ADA accessible and includes financial calculators to improve financial literacy.
●

We provide numerous learning opportunities for customers through in-person educational sessions on topics ranging from cybersecurity and fraud awareness to assisting first-time home buyers and teaching teens financial literacy.

●	We offer a number of mortgage and financial assistance programs to remove barriers to homeownership, particularly for first-time home buyers, and reduce blight in distressed neighborhoods.
●	Our employees are expected to communicate with customers in a clear, truthful and complete manner to assure clarity and transparency in all our business relationships.

Responsibility to Our Employees

●

We offer competitive pay that includes annual performance and merit-based bonuses and generous paid time-off policies, and a comprehensive benefits package that includes a 401(k) and employee stock ownership plan with a substantial company matching contribution.

●

Our commitment to employees’ financial wellness and personal well-being includes educational opportunities and guidance for wealth management and estate planning, training and professional development programs and fully-funded wellness programs that reward employees for healthy behaviors.

●

We recognize employees for their extraordinary efforts and innovative ideas with quarterly achievement awards, and their time and investment in reaching the Bank’s goals with service anniversary rewards.

●	We provide numerous opportunities for career advancement and professional development through online learning libraries, our management training program and general banking schools.
●

Our commitment to equity and inclusion is reflected in the overall representation of minorities and women in our workforce, including increasing representation on senior leadership teams – 27% of our senior vice presidents are female and 6% are minorities.

Responsibility to Our Community

●

Our Director of Community Engagement and Outreach works proactively to establish and maintain strong relationships with community-based charitable and non-profit organizations in support of our community reinvestment and fair lending programs.

●

Our employees make significant contributions of their time and talent to our communities through volunteer activities – over 5,300 hours were spent on volunteer activities in 2025, of which more than 4,800 hours were CRA qualified.

●

Our employees are generous financial supporters of civic, cultural and emergency relief activities which, when combined with Bank contributions, amounted to more than $1,900,000 contributed to nonprofit organizations across our markets.

●

We offer numerous digital options for both consumer and commercial customers to minimize the carbon impact or improve the environmental impact of their operations including eStatements, remote deposit capture and online banking. Customers can conduct routine business transactions without the need to physically visit a branch or use paper resources.

Awards and Recognition

As a testament to the strong culture, inclusive environment and numerous benefits we are committed to providing our employees, we were again nationally recognized in 2025 by American Banker Magazine as one of the “Best Banks to Work For”, which evaluates employee satisfaction, as well as the policies and employee benefits of each institution. We were honored to be one of only 90 institutions in the country to make the list for 2025.

Board Oversight of ESG Matters

The Nominating and Corporate Governance Committee is responsible for monitoring and overseeing our ESG policies, practices and strategies. The Nominating and Corporate Governance Committee engages with management on our ESG strategies and initiatives and receives periodic updates on developments related to ESG and associated governance issues.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Size and Term of Office

Our Bylaws specify that the Board of Directors shall consist of not less than nine nor more than 20 directors. Within this range, the number of directors to be elected at each annual meeting of shareholders may be fixed from time to time by resolution of the Board of Directors adopted prior to the giving of notice of the meeting or by later resolution adopted by the shareholders at the annual meeting. The Board of Directors has fixed the number of directors to be elected at the 2026 Annual Meeting at 9.

Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

All of the Company’s directors also currently serve as directors of the Bank. If elected, all of the nominees for election at the Annual Meeting are expected to continue serving as Bank directors following the meeting.

Nominees for Election

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of 9 nominees for election as directors at the 2026 Annual Meeting. If elected, we expect that all of the nominees will serve as directors and hold office until the 2027 annual meeting of shareholders and until their respective successors have been elected and qualified. However, if for any reason a nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board may reduce the number of directors to be elected. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

The Board of Directors presently consists of twelve members, with three directors’ terms expiring on April 23, 2026. All nine nominees currently serve on our Board of Directors and were last elected to the Board of Directors by shareholders at the 2025 Annual Meeting, with the exception of Mr. Hardy who was appointed in October 2025 following the retirement of David Heintzman.

There are no arrangements or understandings between or among any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Unless otherwise directed, shares represented by a properly submitted proxy will be voted for the election of each nominee. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 9 nominees named in this Proxy Statement.

To be elected in an uncontested election, a director nominee must receive a majority of the total votes cast for his or her election. Because we did not receive advance notice by the deadline established in our Bylaws of any shareholder nominees for director, this election of directors is an uncontested election.

The following table contains information about the 9 nominees for election at the 2026 Annual Meeting. Each nominee has consented to being named in this Proxy Statement and agreed to serve as a director if elected:

Name	Age (1)	Independent	Director Since	Principal Occupation	Seats Held on Other Public Company Boards of Directors
Shannon B. Arvin	51	✔	2021	President and CEO, Keeneland Association	None
Allison J. Donovan	45	✔	2022	Member, Stoll Keenon Ogden PLLC	None
David L. Hardy	60	✔	2025	Managing Director, CBRE, Inc.	None
Carl G. Herde	65	✔	2005	Vice President/Financial Policy, Kentucky Hospital Association	None
James A. Hillebrand	57		2008	Chairman of the Boards and Chief Executive Officer, Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company	None
Richard A. Lechleiter	67	✔	2007	President, Catholic Education Foundation of Louisville	None
Philip S. Poindexter	59		2022	President, Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company	None
Stephen M. Priebe	62	✔	2012	President, Hall Contracting of Kentucky	None
Edwin S. Saunier	68	✔	2021	President, Saunier North American, Inc.	None

(1)	Ages listed are as of December 31, 2025.

Board Composition

Our nominees for director represent a balance of skills, experience and perspectives that provide effective leadership and oversight of the Company’s business and are aligned with our business and strategies, particularly our community bank orientation. The following charts present information on the composition of our Board of Directors. Diversity data is based on information self-identified by each nominee to the Company:

Board Diversity

Our Board is committed to maintaining a collective of diverse individuals to better achieve our long-term goals and strategies. This commitment is not only related to demographic diversity, but diversity in thought and experience to provide multiple viewpoints with respect to matters considered by and acted upon by the Board. In addition to the various backgrounds, education and experiences of each of our Director nominees, two of our Director nominees self-identified as female, six self-identified as male, one self-identified as racially diverse, and one director did not disclose gender or demographic background.

Director Skills Matrix

The matrix below identifies certain skills, qualifications and experience that the Board believes are relevant to our business and achievement of our long-term goals and strategies. An individual director may possess other skills, qualifications and experience not indicated in the matrix that may also be relevant and valuable to their service on our Board:

Qualifications and Experience	Arvin	Donovan	Hardy	Herde	Hillebrand	Lechleiter	Poindexter	Priebe	Saunier	Total
Executive Leadership	x		x	x	x	x	x	x		7
Accounting/Financial Reporting				x	x	x			x	4
Commercial Real Estate			x		x		x			2
Digital Innovation & Technology	x	x			x		x	x	x	6
Legal and Regulatory	x	x			x		x			4
Sales and Marketing	x		x		x	x	x			5
Community Engagement	x	x	x	x	x	x	x	x		8
Banking and Financial Services		x		x	x		x	x		5
Mergers and Acquisitions		x		x	x	x	x			5
Strategic Planning	x			x	x	x	x	x		6
Risk Management				x	x	x	x		x	5
Corporate Governance	x	x		x	x	x	x	x		7
Small Business	x		x		x		x	x	x	6
Customer Experience	x			x	x		x	x	x	6

Executive Leadership

Experience in an executive leadership position that provides the skill and perspective to understand and direct business operations, manage human capital, analyze risk, manage organizational change and develop and implement strategic plans.

Accounting/Financial Reporting

Knowledge of or experience in accounting, financial reporting or auditing processes that assists the Board in overseeing our financial condition, financial management systems and the effectiveness of our internal controls, and ensuring accuracy and transparency in financial reporting and disclosure.

Commercial Real Estate

Experience as investors, owners and developers in the development operation and financing of commercial real estate projects in our market areas that assists the Board in overseeing and evaluating risk in our commercial real estate loan portfolio.

Digital Innovation and Technology

Experience in the use, evaluation or development, and deployment of digital technology platforms or services to assist in the facilitation of business operations or in connection with customer service or the customer experience.

Legal and Regulatory

Knowledge of and experience in legal and regulatory matters, particularly regulated business, that assists the Board in understanding and analyzing legal regulatory and compliance requirements and related risks and advising management with regard to relationships with our regulators.

Sales and Marketing

Experience in managing sales and marketing activities, particularly for new products and markets and the adoption and use of digital marketing strategies that assists the Board in developing strategies to attract and retain customers and grow market share in each of our markets.

Community Engagement

Leadership experience with civic, charitable or community service organizations or in governmental or public policy roles that positively impact the reputation, image and public profile of our company in our local communities.

Banking and Financial Services

Experience in the banking or financial services industry that assists the Board in understanding the key drivers of success in our core lines of business, including the development of innovative financial products and services to meet the changing banking needs of our customers.

Mergers and Acquisitions

Leadership experience with the planning, analysis and execution of mergers and acquisitions transactions and the integration of people, operations and systems that assists the Board in evaluating business development opportunities to complement our core strategy of organic growth.

Strategic Planning

Experience in the development and implementation of operating plans and business strategies.

Risk Management

Knowledge of or experience with oversight of corporate risk and risk management functions that assists the Board in identifying and evaluating the key areas of risk within our company and establishing an appropriate framework for managing and controlling risk.

Corporate Governance

Knowledge of public company governance practices and policies that assists the Board in considering and adopting sound governance practices, adherence to high standards or ethical business conduct and understanding the impact of those policies and practices on our business.

Small Business

Experience in ownership and/or managerial positions with small and medium size businesses that assists the Board in understanding the banking and credit needs of this segment of our customer base and how the Bank interacts with its commercial and business customers.

Customer Experience

Experience in consumer-focused businesses that assists the Board in developing strategies to strengthen brand awareness and customer loyalty, build customer relationships, attract new customers and enhance the overall customer experience.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

●

Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

●	Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;
●	Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;

●	The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and
●	Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp and the banking industry.

Below is a summary of the Committee’s consideration and evaluation of each director nominee

Ms. Arvin currently serves as the eighth President and CEO of Keeneland Association. Prior to this, Mrs. Arvin was a member of the Lexington, Kentucky law firm of Stoll Keenon Ogden, and served on the firm’s Board of Directors and Executive Committee. Mrs. Arvin also served as corporate counsel to Keeneland since 2008, and as secretary and member of Keeneland’s Board of Directors since 2015. Also, Mrs. Arvin currently holds the following positions: President of the Board of The Lexington School; Trustee of the Thoroughbred Owners and Breeders’ Association and the National Museum of Racing Hall of Fame; Member of the Jockey Club, The Jockey Club Safety Net Foundation; and Chairman of the Board of the National Thoroughbred Racing Association. Mrs. Arvin serves on the Nominating and Corporate Governance Committee of Bancorp and chairs the Bank’s Trust Committee.

Ms. Donovan is a Member in the Lexington, Kentucky office of Stoll Keenon Ogden PLLC, a regional law firm practicing out of five cities in Kentucky and Indiana. Ms. Donovan has been with the firm since 2006 and concentrates primarily on corporate, securities, mergers and acquisitions and banking matters. She currently serves on the Board of the Lexington Children’s Museum and recently served as a director and President of the Kentucky Bar Foundation, as well as other community nonprofit boards, including the American Heart Association and the John W. Rowe Foundation, Inc. Ms. Donovan has previously participated in Leadership Central Kentucky and the Leadership Council on Legal Diversity Fellows program. Her extensive experience in banking and corporate law, as well as her previous experience as a director of another Kentucky-based banking institution, provide additional expertise to our Board and will complement the contributions of our other directors as we continue to develop and execute on our long-term strategies. Ms. Donovan serves on the Credit and Risk Committee and the Nominating and Corporate Governance Committee of Bancorp.

Mr. Hardy currently serves as Executive Vice President and formerly served as Managing Director for the Kentucky region for 20 years. CBRE is the global leader in commercial real estate, ranked #128 on the 2025 Fortune 500 list. Mr. Hardy has been brokering office properties and advising clients in the Louisville market since 1988. Mr. Hardy currently serves as Vice Chairman of the Board of Trustees for St. Xavier High School and is a member of the Board of Governors for Louisville Country Club. In addition, he previously served as Chairman of the Board of Trustees of the Leadership Louisville Center, as Vice Chairman of the Board of Trustees of Sacred Heart Schools, and as a member of the Board of Trustees of Greater Louisville, Inc. (GLI). He formerly served as President of the Kentucky CCIM (“Certified Commercial Investment Member”) Chapter and as President of the Greater Louisville Association of Realtors Commercial Division. Mr. Hardy’s decades of leadership, deep market expertise, and proven track record of growth make him an exceptional addition to the Board. Mr. Hardy serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Herde holds an accounting degree, is a Certified Public Accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller. He served as the Chief Financial Officer from 1993 until his retirement from Baptist in September 2016. He now serves as the Vice President/Financial Policy for the Kentucky Hospital Association. He has extensive experience in financial reporting and corporate finance. Mr. Herde chairs the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also serves on the Nominating and Corporate Governance Committee of Bancorp.

Mr. Hillebrand was appointed Chief Executive Officer of Bancorp and the Bank effective October 1, 2018, and assumed the additional roles of Chairman of the Boards of each company effective January 1, 2021. He joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville. From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years. His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also chairs the Compensation Committee of Bancorp.

Mr. Poindexter was appointed President of Bancorp and the Bank in October 2018. He previously served as Chief Lending Officer of the Bank from 2008 until October 2018, and as Executive Vice President and Director of Commercial Banking of the Bank. Mr. Poindexter joined the Bank in 2004. Under his leadership as Chief Lending Officer, the Bank achieved record levels of organic loan growth. Mr. Poindexter has also been instrumental in promoting an active sales and service culture across all departments of the Bank with a focus on increased referral activity that has led to record levels of non-interest income for the Bank.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction. A registered professional civil engineer, he began his career at Hall in 1986. Mr. Priebe has had extensive involvement with many civic organizations throughout his career. He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor. Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board. Mr. Priebe serves as our Lead Independent Director, chairs the Nominating and Corporate Governance Committee of Bancorp and serves as a member of the Compensation Committee of Bancorp.

Mr. Saunier currently serves as President of Saunier North American, Inc., a moving and storage company. Mr. Saunier is Past Chairman of the Winchester Clark County Chamber of Commerce in Winchester, Kentucky, founder of Leadership Winchester and Past President of Thoroughbred Club of America. Mr. Saunier chairs the Credit and Risk Committee of Bancorp and serves as a member of the Compensation Committee of Bancorp. Mr. Saunier also serves as an officer and director of the software technology company Captyn, Inc.

Commonwealth Bancshares Investor Agreement

On March 7, 2022, we completed the acquisition of Commonwealth Bancshares, Inc. In connection with the acquisition, we entered into an Investor Agreement with the principal shareholders of Commonwealth Bancshares, Darrell R. Wells, Margaret C. Wells and the Darrell R. Wells Trust, which, among other matters, gave the principal shareholders the right to designate a qualified individual to serve on our Board of Directors, with the agreement of Stock Yards. The Investor Agreement terminated in accordance with its terms in the fourth quarter of 2025.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination. The Board, in coordination with the Nominating and Corporate Governance Committee, also considers Board leadership succession planning and committee membership.

When considering a candidate for membership on the Board, the Nominating and Corporate Governance Committee assesses a candidate’s independence, qualifications, skills and experience, as compared to the areas of qualifications, skills and experience that the Board has identified as important to be reflected on the Board. The Nominating and Corporate Governance Committee also evaluates the collective contribution of qualifications, skills and experience relevant to the Company for effective oversight. In the case of incumbent directors, the Committee also considers the director’s attendance and participation at meetings of the Board of Directors and committees on which he or she serves.

Although the Nominating and Corporate Governance Committee does not have a specific policy governing diversity, it considers, in identifying nominees for director, a nominee’s professional experience, education, qualifications and skills with a view towards having a diversity of viewpoints in the broadest sense being represented on the Board. These considerations include, without limitation, the individual’s interest in Stock Yards, independence, integrity, reputation, business experience, education, accounting and financial expertise, age, race, ethnicity, gender, civic and community relationships and knowledge and experience in matters impacting financial institutions.

The Nominating and Corporate Governance Committee engages in regular discussions of board and director succession matters, including plans for identifying potential candidates to fill positions vacated by retiring directors. Several of our existing directors will reach our mandatory retirement age over the course of the next few years. As the Committee seeks to identify qualified individuals to fill those vacancies and considers the overall composition of the Board, the Committee is committed to broadening the diversity of our Board and expects to actively consider race and ethnicity as additional factors in the evaluation of its potential director candidates. During 2022, we expanded the diversity of the Board through the addition of one director from the underrepresented community, Allison J. Donovan.

With respect to incumbent directors considered for re-election, the Nominating and Corporate Governance Committee also assesses each director’s performance, contribution, level of engagement, and meeting attendance record. In addition, the Nominating and Corporate Governance Committee determines whether nominees are in a position to devote an adequate amount of time to the effective performance of director duties.

Shareholder Nominations

The Nominating and Corporate Governance Committee will consider candidates for nomination as a director submitted by shareholders. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the same criteria discussed above and in accordance with the Company’s bylaws and the procedures describe under “Shareholder Proposals and Director Nominations” on page 7 of this Proxy Statement.

Director Independence

Our Corporate Governance Guidelines state that a substantial majority of the Board of Directors should be independent. The Guidelines further provide that in making its independence determinations, the Board should apply the standards set forth in the Guidelines and the criteria for independence contained in the Nasdaq listing standards. To be considered independent under the Nasdaq rules, the Board must affirmatively determine that a director has no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing standards and our Corporate Governance Guidelines include various bright-line tests that preclude a determination of independence, including the existence of certain employment, compensatory or business relationships between the Company and a director or a member of his or her immediate family.

Our Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, conducts an annual review of director independence. During this review, the Nominating and Corporate Governance Committee considers transactions and relationships between each director or any member of his or her immediate family and the Company. This review included consideration of the transactions disclosed in this Proxy Statement under the caption “Transactions with Management and Others” beginning on page 63. The Nominating and Corporate Governance Committee also considered charitable donations made by the Company during the past year to organizations with which directors have an affiliation. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, and based upon the advice and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Messrs. Hardy, Herde, Lechleiter, Priebe and Saunier, and Mses. Arvin and Donovan satisfy the independence requirements of the Nasdaq Stock Market and our Corporate Governance Guidelines. As current employees of the Bank, Messrs. Hillebrand and Poindexter do not satisfy these requirements.

In performing its independence review, the Nominating and Corporate Governance Committee noted that the Bank has made charitable donations to the Catholic Education Foundation of Louisville, of which Mr. Lechleiter is the President, regularly engages Stoll Keenon Ogden PLLC, of which Ms. Donovan is a member, for legal services and regularly engages CBRE Group, Inc. for the sale or purchase of real estate, of which by Mr. Hardy is an employee in their Louisville, KY office. However, the Committee determined that none of these relationships were material to the director or his or her affiliated organization.

Director Election Standard

Our Articles of Incorporation and Bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” The Company’s corporate governance guidelines further provide that any incumbent director who does not receive a majority of “for” votes in an uncontested election must, within five days following the certification of the election results, tender to the Chairman of the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after certification of the shareholder vote. The Board will promptly communicate any action taken on the resignation.

Director Stock Ownership

All non-management directors are required to own Common Stock equal in value to at least five times the amount of their annual cash retainer fee within five years of joining the Board and to maintain that minimum ownership level for the remainder of their service as a director. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation. Management directors also have ownership targets described elsewhere in this Proxy Statement.

Director Retirement Policy

Our Board does not have a term limits policy. Our Corporate Governance Guidelines establish a mandatory retirement age of 70 for all directors. Our retirement age policy is intended to recognize the valuable perspectives, knowledge and experience provided by our longer-tenured directors while also facilitating the Board’s recruitment of new directors with appropriate backgrounds and skills and provide for an orderly transition of leadership on the Board and its committees. The Board has not in the past, nor does it expect in the future to, grant waivers or exemptions from the retirement age policy.

Director Compensation

The Compensation Committee is responsible for reviewing and recommending to the Board the compensation paid to our non-employee directors. The Compensation Committee, with advice and assistance from Aon, its independent consultant, reviews the compensation of our non-employee directors at least every two years. Their review of director compensation includes surveys of peer data from other institutions and the related form and substance of how directors are compensated, including comparative analyses of the Company’s director compensation program relative to its peer group. The compensation program for our non-employee directors consists of a combination of cash and equity. Directors of the Company who are employees of the Bank receive no additional compensation for their service as directors of the Company or the Bank.

In November 2024, the Compensation Committee reviewed a report prepared by Aon with respect to the Company’s current director compensation compared to the Company’s peer group of publicly traded institutions selected by Aon and approved by the Compensation Committee. The Aon report noted that overall results from the analysis showed director pay practices close to the company’s peers, but that because director compensation is only evaluated every two years, a modest increase would be needed to stay within the median of the peer group. After considering the information contained in the Aon report, the Compensation Committee determined it was appropriate to change the compensation for non-employee directors for the two-year compensation period beginning January 1, 2025, to restore the positioning of our director compensation program relative to our peer group. The Compensation Committee approved the following director compensation program effective January 1, 2025, which will also be in effect for calendar year 2026:

	Member Cash Retainer	Member Equity Retainer	Member Per Meeting Fee	Chair Additional Cash Retainer	Lead Director Additional Cash Retainer
Board of Directors	$48,000	$54,000	$1,625	$-	$20,000
Audit Committee	-	-	1,200	15,000	-
Compensation Committee	-	-	800	12,000	-
Nominating and Corporate Governance Committee	-	-	800	3,000	-
Credit and Risk Committee	-	-	900	9,000	-
Trust Committee	-	-	800	4,000	-

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the “Director NQ Plan”), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank. The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank. At December 31, 2025, approximately 94% of the aggregate amounts owed to our current directors under the Director NQ Plan were invested in the Company’s stock.

2025 Director Compensation

The following table sets forth information regarding the compensation of our non-employee directors for 2025. Messrs. Hillebrand and Poindexter serve as directors for the Company but receive no compensation for their director service:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)

Arvin	71.400	54,000	-	-	-	1,165	126,565
Bickel	73,125	54,000	-	-	-	1,165	128,290
Donovan	69,425	54,000	-	-	-	1,165	124,590
Heintzman(4)	42,400	-	-	-	-	1,165	43,565
Hardy(5)	17,675	-	-	-	-	-	17,675
Herde	86,400	54,000	-	-	-	1,165	141,565
Lechleiter	87,425	54,000	-	-	-	1,165	142,590
Priebe	94,425	54,000	-	-	-	1,165	149,590
Saunier	76,325	54,000	-	-	-	1,165	131,490
Schutte	71,425	54,000	-	-	-	1,165	126,590
Wells	67,800	54,000	-	-	-	1,165	122,965

(1)

In January 2025 each non-employee director then serving on the Board of Directors received a restricted stock unit award under the 2015 Omnibus Equity Compensation Plan. The number of shares granted was equal to $54,000 divided by the fair market value per share on the grant date. Based on the closing price of the Common Stock on the grant date, each director received 767 shares. The restricted stock unit awards, together with all dividend equivalents thereon, fully vest one year from the date of grant.

(2)

Each director has the option of deferring some or all of their fees. Investment options include Company stock and various mutual funds. Earnings on the non-employee directors' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(3)	Represents dividends on 2025 restricted stock unit awards. Dividends are held until awards vest. As such, dividends on the shares earned in 2025 were paid in January 2026.
(4)	Retired in July 2025.
(5)	Appointed as a director in October 2025.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES

PROPOSAL 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, P.C., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. The firm of BDO USA, P.C., has served as the Company’s auditors since July 8, 2025. Representatives of BDO USA, P.C., are expected to be present during the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of BDO USA, P.C., as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, we are submitting the selection of BDO USA, P.C., to the shareholders for ratification as a matter of sound corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO USA, P.C. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO USA, P.C.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the “REPORT ON EXECUTIVE COMPENSATION” section of this Proxy Statement. We refer to this item throughout this Proxy Statement as the “say-on-pay” proposal. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment regarding our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Our current policy is to hold an advisory vote on executive compensation each year.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders. The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength. Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2025 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2025.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. 2026 Proxy Statement pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SAY-ON-PAY PROPOSAL

STOCK OWNERSHIP INFORMATION

Set forth in the following table is the beneficial ownership of our Common Stock as of December 31, 2025, except as otherwise noted, for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock and for all our directors and executive officers as a group. “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the current directors, nominees for election as directors and named executive officers of Stock Yards Bancorp and the Bank, see the following tables.

	Amount and Nature		Percent of
	of Beneficial		Stock Yards Bancorp
Name of Beneficial Owner	Ownership		Common Stock (1)
BlackRock, Inc.	1,925,421	(2)	6.5%
50 Hudson Yards
New York, NY 10001

The Vanguard Group, Inc.	1,925,102	(2)	6.5%
100 Vanguard Boulevard
Malvern, PA 19355

Directors and executive officers of Bancorp and the Bank as a group (17 persons)	922,328	(6)	3.1%

(1)

Shares of Stock Yards Bancorp Common Stock subject to outstanding stock appreciation rights (“SARs”) that are currently exercisable or may become exercisable within the following 60 days under our equity compensation plan are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such SARs but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)	Based upon Schedule 13F filed with the SEC on February 12, 2026.
(3)	Based upon Schedule 13F filed with the SEC on January 29, 2026.
(4)

Includes 256,851 shares held by directors and executive officers subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days, 119,676 shares held in the Directors’ Deferred Compensation Plan and 76,042 shares held in KSOP accounts.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2025, by each current director, each nominee for election as director and each individual included as a named executive officer in the Summary Compensation Table appearing on page 50 of this Proxy Statement:

Name	Number of Shares Beneficially Owned(1) (2) (3) (4)		Percent of Stock Yards Bancorp Common Stock
Shannon B. Arvin	6,338		*
Paul J. Bickel III	37,295	(5)	*
William M. Dishman III	70,598	(10)	*
Allison J. Donovan	3,360		*
David L. Hardy	2,275		*
Carl G. Herde	40,057		*
James A. Hillebrand	222,794	(6)	*
Richard A. Lechleiter	33,099		*
Philip S. Poindexter	125,789	(7)	*
Stephen M. Priebe	37,767		*
Michael V. Rehm	36,139		*
Edwin S. Saunier	11,820		*
John L. Schutte	92,597		*
T. Clay Stinnett	119,830	(8)	*
Laura L. Wells	15,578	(9)	*

* Represents less than 1% of outstanding shares of Common Stock

(1)

Includes, where noted, shares in which members of the director’s, nominee’s or executive officer’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed directors, nominees or executive officers in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)

Includes shares subject to outstanding SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under our equity compensation plan as follows:

Name	Number of SARs	Number of Unvested Restricted Stock Grants
Arvin	800	767
Bickel	1,000	767
Dishman	23,532	-
Donovan	600	767
Hardy	-	767
Herde	-	767
Hillebrand	88,358	-
Lechleiter	-	767
Poindexter	58,146	-
Priebe	-	767
Rehm	15,854	-
Saunier	800	767
Schutte	1,000	767
Stinnett	41,237	-
Wells	600	767

(3)	Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number
Name	of Shares
Arvin	-
Bickel	15,348
Donovan	-
Hardy	-
Herde	28,789
Hillebrand	517
Lechleiter	28,407
Poindexter	-
Priebe	33,030
Saunier	4,887
Schutte	8,699
Wells	-

(4)	Includes shares held in the Company’s KSOP as follows:

Number
Name	of Shares
Dishman	8,280
Hillebrand	26,393
Poindexter	15,475
Rehm	2,855
Stinnett	14,143

(5)	Includes 9,175 shares held jointly by Mr. Bickel and his spouse.
(6)	Includes 343 shares held by Mr. Hillebrand’s adult children.
(7)	Includes 291 shares held as custodian for Mr. Poindexter’s children.
(8)	Includes 494 shares held by Mr. Stinnett’s spouse and 194 shares held as custodian for their children.
(9)	Includes 3,644 shares held as custodian for Ms. Wells’ children.
(10)	Includes 3,300 shares held by Mr. Dishman’s spouse

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our directors and persons who own more than 10% of a registered class of Stock Yards Bancorp’s Common Stock to file initial reports of ownership and changes in ownership with the SEC and the Nasdaq. Based solely on a review of the ownership reports filed electronically with the SEC during 2025 and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2025, with the exception of Ms. Wells, who filed one late Form 4 report in connection with a gift transaction in 2025. Ms. Wells’ mother made a gift of shares to Ms. Wells’ children that was not immediately made known to Ms. Wells. The shares were gifted to each of Ms. Wells’ minor children on December 1, 2025, and the Form 4 was filed January 15, 2026.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components, and additional aspects of our 2025 executive compensation program. This CD&A is intended to be read in conjunction with the tables and related narrative disclosure that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Name	Position
James A. Hillebrand	Chairman and Chief Executive Officer (“Chairman/CEO”)
Philip S. Poindexter	President
T. Clay Stinnett	Executive Vice President and Chief Financial Officer (“CFO”)
Michael V. Rehm	Executive Vice President and Chief Lending Officer
William M. Dishman III	Executive Vice President and Chief Credit Officer

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Determination Process	Section III
Components of Our Compensation Program	Section IV
Additional Compensation Policies and Practices	Section V

I. Executive Summary

As we celebrated our 20th year as a NASDAQ listed company in 2025, the Stock Yards team produced record net income and earnings per share (“EPS”) for our shareholders, reaching $140.2 million, or $4.75 per diluted share. As we have had in 29 of the past 32 years, The Stock Yards team has now produced record net income and EPS in 29 of the last 32 years. Our 2025 results were driven by significant average earning asset growth, a higher net interest margin and consistent contributions from the Company’s diversified non-interest revenue streams. Consistent with the prior year, we generated record levels of revenue and again experienced consistent loan growth across all four of our markets: Louisville, Kentucky, Central & Eastern Kentucky, Indianapolis, Indiana and Cincinnati, Ohio.

●

Total loans at December 31, 2025, increased $521 million, or 8%, compared to the prior year end. This was driven primarily by growth in the commercial real estate, and construction and land development loan types. In addition, the commercial and industrial, and residential real estate loan types also contributed to this growth. The Company’s loan growth was well-spread across all markets despite experiencing elevated payoff activity in the second half of the year. This was attributable to planned construction project completion and not customer attrition

●

Credit quality metrics remained stable, underpinned by our disciplined underwriting approach along with our proactive portfolio management. Non-performing loans decreased to 0.19% of total loans attributable payoffs of a few larger non-accrual loans. The provision for credit losses was $6.7 million in 2025, which decreased from the prior year due to a decrease in our specific reserves and continued minimal credit loss history. The allowance for credit losses to total loans fell slightly to 1.30% at year end.

●

Deposit balances expanded during the year, increasing by $625 million, or 9%. Interest-bearing deposits led this increase due to competitive time deposit offerings, while non-interest bearing deposits declined by 1%. This anticipated shift in our deposit mix from non-interest-bearing deposits into higher costing deposits which began last year continued into 2025.

●

Total stockholders’ equity to total assets was 11.28% as of December 31, 2025, compared to 10.61% at the prior year end. Total stockholders’ equity increased to $1.08 billion in 2025, driven by our record net income of $140.2 million and a $30 million improvement in our accumulated other comprehensive income (AOCI), offset partially by $37 million in dividends declared. The improvement in AOCI during the current year was the result of the decreasing interest rate environment and its corresponding impact on the valuation of the available-for-sale debt securities portfolio.

●

Non-interest income increased $1.7 million, or 2%, for the year ended December 31, 2025, compared to the prior year, attributed to solid contributions from non-interest revenue streams, including record treasury management fees and brokerage income.

●

Non-interest expenses increased $14.2 million, or 7%, for the year ended December 31, 2025, compared to the prior year, driven by higher compensation expenses associated with increased bonus accrual levels tied to Bancorp’s record results in addition to broad expense increases attributed to the Company’s overall growth, including expansion of our branch network.

●	Tangible Book Value per share grew 18% to a record $29.50 per share at December 31, 2025.

The current economic outlook is regularly changing as new economic data becomes available. Recent projections indicate the potential for additional rate reductions in 2026. While net interest margin expansion was experienced in 2025, yield curve challenges along with pricing pressure/competition for both loans and deposits could continue to pose challenges to net interest margin and net interest spreads in 2026. Despite these headwinds, opportunities in our newer markets, including in connection with the announced transaction to acquire Field and Main Bancorp, as well as net loan growth and strategically managing our balance sheet in anticipation of growing above $10 billion in total assets, will be our major priorities in 2026.

Once again, in recognition of our record earnings, continued growth, and exceptional client service, the Board of Directors Compensation Committee adjusted executive compensation to reflect the Company’s performance, expanded responsibilities, and strong results in 2025.

●

For our NEOs, salaries, target annual incentives, and target long-term incentives were increased for 2025. The Compensation Committee undertook a thorough review of our NEO compensation for 2025 and determined that for our NEOs, salaries and target incentive compensation opportunities lagged behind the Committee’s compensation philosophy and the peer group.

●

Further, the Compensation Committee kept its commitment to linking executive performance with shareholder expectations through our annual equity grant process. For each executive, 75% of the annual grant is linked to three-year performance against key two key metrics, cumulative diluted EPS and return on average assets (“ROAA”) while the remaining 25% of the grant are in the form of stock appreciation rights (“SARs”) which only provide value if the price of shares of our common stock increase over the price on the SARs grant date.

2025 Select Business Results

We have a long-term track record of performing at the top of our peer group on key profitability measures such as ROAA and return on average equity (“ROAE”), which are common metrics within the banking industry, and which allow us to directly compare performance against similarly sized and situated banking institutions. In both 2025 and 2024, our record profitability results were positively impacted by robust loan growth and non-interest income generation, overcoming pricing pressure for both loans and deposits as well as a flattened yield curve while continuing to navigate shifting monetary policy changes.

Our ROAA for 2025 totaled 1.53%, compared to 1.37% as reported in 2024. Compared to the compensation peer group, we ranked in the 69th percentile for 2025.

Our ROAE of 14.00% for 2025 ranked in the 82nd percentile of the compensation peer group and represented an increase from 12.77% in 2024.

	ROAA	ROAE
25th percentile	0.83%	7.67%
50th percentile	1.33%	11.51%
75th percentile	1.72%	13.25%
90th percentile	1.82%	15.04%
Stock Yards Bancorp	1.53%	14.00%

Financial Results

Net income increased 22% to $140.2 million, or $4.75 per diluted share, in 2025 compared to $114.5 million, or $3.89 per diluted share, in the prior year. 2025 profitability results were driven by (1) net interest income growth, boosted by record loan expansion and increasing net interest margin, (2) strong credit quality and resulting lower provision levels, (3) expanding non-interest income, and (4) continued non-interest expense control. Our reported annual diluted EPS has trended as follows over the past five years.

Operating Results

●	Loan production of $1.6 billion generated $521 million of net loan growth leading to record total loans outstanding of $7.04 billion at December 31, 2025.

●	Asset and credit quality remained strong and among the highest compared to our peers.

●	Total revenue, comprising fully tax-equivalent net interest income and non-interest income, of $397.6 million in 2025, exceeded the previous record of $352.3 million in 2024.

Our strong financial performance was also highlighted in a Stephens Industry Note report on the banking industry. The report reviewed the correlation between compound tangible book value (TBV) growth and banks’ stock price performance across several different time periods. Stephens found that banks that generated the highest TBV growth and paid the most dividends saw their stock price rise the most over that period. We were honored to be identified by Stephens as a top 25 bank in their bank coverage universe for TBV growth, after adding back dividends, relative to stock price over the previous five- and ten-year periods. This study reflects our strong operating performance and disciplined growth strategy.

We received several accolades in 2025 based on our top tier performance and strong banking culture.

●	We were one of only 24 banks in the U.S. to be named a ‘Sm-All Star’ in Piper Sandler’s annual list of top-performing small-cap banks and thrifts.
●

S&P Global Market Intelligence recognized us as one of the Top 50 Best Performing Community Banks with total assets between $3 and $10 billion. We were named a winner of the 2025 Raymond James Community Bankers Cup, which recognizes the top 10% of community banks with assets between $500 million and $10 billion based on various profitability, efficiency and balance sheet metrics.

●

Stephens named us to the Stephens Art Collector 2025 List, a report that looks at companies that are well-positioned over the next five plus years to generate strong returns for shareholders over the long-term.

●	TIME recognized us as one of America’s Growth Leaders for 2026, which is an acknowledgement of companies demonstrating strong financial performance and strategic growth.
●	Recognized by Forbes as one of America’s Best Banks for 2026.
●

Most importantly, we were once again recognized by American Banker as one of the “Best Banks to Work For,” which identifies and honors U.S. banks for outstanding employee satisfaction. This is our fifth consecutive year, and fifteenth time overall, we have achieved this recognition, which is a testament to the hard work and dedication of each of our 1,000+ employees.

Performance Orientation of 2025 Compensation

Chairman/CEO Compensation Majority Performance-Based (Equity and Total). The Compensation Committee (the “Committee”) of our Board of Directors is responsible for the design and administration of our executive compensation program. The Committee’s philosophy is to place at risk a significant portion of executive officers’ total compensation, making it contingent on Company performance, while remaining consistent with our risk management policies. As such, the Committee has structured the majority of the compensation of the Chairman/CEO as variable, at-risk and subject to the achievement of performance goals in order to be earned. Sixty-five percent of the Chairman/CEO’s grant date target total direct compensation, consisting of base salary, short-term incentive opportunity and long-term incentive opportunity, was variable, at-risk and performance based. Seventy-five percent of the long-term incentive equity grants were performance-based and were in the form of performance share units (“PSUs”). These PSUs are subject to three-year performance metrics tied to our key operating goals and will vest at the end of a three-year performance period, subject to a mandatory one-year post-vesting holding period. The other 25% were in the form of SARs that vest over five years and convert to equity compensation only to the extent stock price appreciates.

Long-Term Incentives: 75% PSUs, 25% SARs; Three-Year Performance Period; High Target Performance Level. For the long-term incentive equity grants to executive officers, the Committee utilized PSUs to motivate operational achievement and link pay to performance, and SARs to motivate stock price appreciation over the long term, as they deliver value only if the stock price increases. For the grants in the form of PSUs, the Committee maintained three-year goals at the outset of the performance period for relative ROAA (with target performance representing a rigorous and challenging level of achievement) and cumulative EPS, the target for which reflects a solid and stable growth rate.

Key 2025 Executive Compensation Decisions and Outcomes

Updated Peer Group. In connection with evaluating and determining 2025 executive compensation, the Committee reviewed the criteria used for establishing the peer group of companies reviewed in light of consolidation in the industry and resulting changes in key market factors. As part of this review, the Committee determined to maintain its key criteria but change some of the size ranges, which led to the removal of five peer companies from the Company’s peer group and the addition of six companies. As a result, the Company moved closer to the median for annual revenue and assets. The peer median annual revenue and assets of the peer group were adjusted from $365 million to $338 million and from $8.3 billion to $8.5 billion, respectively. To align our executives’ compensation with the market based on the new peer group, the Committee approved an increase on NEOs’ base salary and annual bonus and long-term incentive targets. In 2025, we had strong fundamental performance, outperformed our peers, and took prudent compensation action to balance shareholder experience, GAAP EPS performance, core performance, future expectations, and executive interests.

Base Salaries. The Committee reviewed our NEOs’ base salaries and determined that those salaries for all NEOs were below the Committee’s compensation philosophy and the peer group based on our significant growth over the past two years. Based on that determination, the Committee increased base salaries for all NEOs for 2025, including 13% for the CEO and between 8%-12% for our other NEOs

Annual Cash Incentives. The Committee undertook a rigorous process to set the performance targets for 2025, taking into account the previous year’s performance targets, actual results, and the evolving credit risk environment. The Committee reviewed our NEOs’ target annual incentive opportunities and determined, similarly to base salaries, that those for all NEOs were below the Committee’s compensation philosophy and the peer group. Based on that determination, the Committee increased target opportunities for all NEOs for 2025, including 20% for the CEO and 10% for all our other NEOs. Annual cash incentive opportunities for four of our NEOs, Messrs. Hillebrand, Poindexter, Stinnett, and Dishman, are tied exclusively to Company profitability, as measured by EPS. Mr. Rehm’s short-term incentive plan incorporate goals related to his line of business responsibilities, as well as Company profitability.

Messrs. Hillebrand, Poindexter, Stinnett, and Dishman

The performance metric utilized for Messrs. Hillebrand, Poindexter, Stinnett and Dishman was diluted EPS. The target performance goal for 2025 was set approximately 27% higher than the 2024 EPS target, and was set based on the 2025 budget.

The EPS metric carried a performance threshold of 94.2% of target and a performance maximum of 105.8% of target. The Committee utilizes the EPS metric because it believes EPS drives long-term total shareholder return (“TSR”), as it represents the culmination of executive officers’ efforts regarding profitability, revenue growth, expense control, risk profile and other elements.

The target annual incentive plan opportunities of each of Messrs. Hillebrand, Poindexter, Stinnett, and Dishman were denominated as a percentage of base salary and ranged from 45% to 85% of base salary. Payouts were capped at 200% of the target payout.

Company-wide performance accounted for 100% of the annual incentive plan opportunity for Messrs. Hillebrand, Poindexter, Stinnett, and Dishman; there was no allocation to individual performance goals. All our eligible NEOs participate in the annual incentive plan on the same terms, other than the target percentage of base salary. Mr. Rehm has additional components relating to his area of responsibility. For 2025, our EPS of $4.75 was above the maximum performance level and resulted in a maximum payout for the EPS metric for all NEOs.

Mr. Rehm

Mr. Rehm’s short-term incentive includes two components: production and other goals and diluted EPS of the Company. Mr. Rehm’s incentive is weighted 75% for his line of business and 25% for overall Company performance, and the Committee considers his line of business goals to be appropriately challenging to attain.

Long-Term Incentive Equity. As in 2024, the Company’s 2025 long-term incentives consisted of 75% PSUs (by grant date value) that vest based on performance over a three-year measurement period, and 25% SARs that vest over five years.

The performance metrics for the PSUs, which are weighted 50% each, are three-year relative ROAA, with the target set at the 75th percentile and the threshold set at the 65th percentile of the comparator group, a very challenging relative level of performance; and three-year cumulative EPS, a true long-term performance period using a metric viewed as central to increasing long-term shareholder value. The three-year relative ROAA goals were revised slightly for 2025 compared to 2024. The Committee believes the 2025 ROAA goals still represent challenging targets that require performance well above the median.

PSUs granted in 2023 vested as of December 31, 2025, and will be certified and distributed by March 31, 2026. Based on our aggregate EPS for the three-year performance period 2023-2025, preliminary data indicates that we expect recipients will be awarded grants on the EPS portion at the target performance level. Based on our average adjusted ROAA for the three-year performance period of 1.41%, we expect to reach the threshold level of the comparator group (80th percentile), so grants are expected to be awarded for the ROAA measure at the threshold level.

Connecting Pay and Performance

Our record of consistently higher long-term financial performance has in turn driven our TSR and key financial metrics to impressive levels relative to our peers. Consistent with our pay-for-performance philosophy, a substantial portion of annual target total direct compensation is variable, at-risk pay. We consider compensation to be “at risk” and performance-based if it is subject to operating performance or if its value depends on stock price appreciation.

The following charts demonstrate the positioning of our ROAA and ROAE compared to the peer group described on page 39 over each of the last five years. As shown below, our ROAE and ROAA have consistently ranked in the top 20% with the exceptions of 2021 and 2022, during which time our profitability results were negatively impacted by one-time expenses related to the acquisitions of Kentucky Bancshares ($20.7 million net of tax) and Commonwealth Bancshares ($18.5 million net of tax). From 2023 through 2025, our profitability returned to our historical positioning in the top 20% of the peer group. Even with two years of negatively impacted profitability due to acquisitions, our average ROAA over the five-year period was at the 71st percentile of our peer group, and our average ROAE over that period was at the 76th percentile of our peer group.

The following chart compares our five-year total shareholder return (TSR) to the median TSR of our compensation peer group and an additional industry peer group.

Source: S&P Global Market Intelligence. Market pricing data as of December 31, 2025.

(1)

TSR equals the return of a security over a period, including price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.

(2)	See page 39 for a listing of the compensation peer group.
(3)	Nationwide peers representing 74 major exchange-traded banks (Nasdaq, NYSE and NYSEAM) headquartered in the U.S. with total assets between $6.0 and $16.0 billion.

The Committee believes stock price closely mirrors earnings growth over the long-term, and management should be incentivized with respect to performance measures related to the operations of the Company. Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance. We believe our EPS growth aligns management’s interests with shareholders and thus having EPS as a common focus in the Company’s annual and long-term incentive programs is in the best interest of shareholders. While the annual and long-term incentive programs use different EPS goals, together the programs drive shareholder value creation over time.

Additionally, the Committee believes that it uses appropriately challenging targets in setting goals for both short-term and long-term incentives, and that the Company’s financial results must significantly exceed peer median performance to achieve target-level awards. Payouts for the EPS component under our short-term incentive programs require a minimum threshold of diluted EPS in order for bonuses to be earned. Under the Company’s PSU goals, executives do not achieve target award vesting for the ROAA component of our PSU program unless our ROAA exceeds the 75th percentile of our comparator group (which is comprised of all publicly traded banks with $6.0 to $16.0 billion in assets), and no awards are earned if our ROAA does not equal or exceed the 65th percentile of our comparator group.

Say-on-Pay Results

At the 2025 Annual Meeting of Shareholders, 97.5% of the votes cast were in favor of the advisory vote to approve executive compensation, commonly known as “say-on-pay.” This vote is consistent with recent vote results received over the past several years. The Committee believes its compensation practices are properly aligned with the interests of shareholders, and that the high level of shareholder support of our 2025 say-on-pay proposal indicates that most shareholders share the Committee’s view.

Compensation Program Governance

The Committee continually reviews its policies and procedures to ensure they are consistent with strong corporate governance guidelines. This also includes education around governance best practices and their bearing on the Company and its executive compensation program.

What We Do:	What We Don’t Do:
Align pay and performance	No guaranteed bonuses – incentive compensation may be reduced to zero if financial metrics are not met
Engage an independent third-party compensation consultant for advice in making compensation decisions	No highly leveraged incentive plans that encourage excessive risk taking
Review compensation data from peers whose industry, revenues, and footprint share similarities with the Company	No uncapped incentive award payouts
Conduct an annual shareholder say-on-pay vote	No excessive perquisites for our directors and executive officers
Maintain additional holding requirements of one year once equity awards vest	No payment of dividends on unvested equity awards
Maintain stock ownership guidelines for executive officers and directors	No repricing of options or SARs without prior shareholder approval
Maintain a clawback policy	No excise tax gross ups

The Committee grants equity-based awards, including SARs and PSUs, and has in the past granted options, to our executive officers. The Committee grants equity-based awards to others, including SARs and Restricted Stock Units (“RSUs) to our Directors, and restricted stock awards to non-executive employees. These equity awards to our executive officers and other employees are made on an annual grant cycle in February of each year at a pre-established Committee meeting following the release of earnings. The Committee may make off cycle equity awards from time-to-time on an as-needed basis as circumstances warrant. The Company does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation, and it is the Committee’s practice to generally avoid granting executive officers and other employees equity awards during a closed window period or during periods in which there is undisclosed material non-public information about the Company.

The Committee and the Company’s internal audit function conducted a review of the compensation program and arrangements for the Company’s executives and other employees to evaluate whether incentives and other forms of pay encourage unnecessary or excessive risk taking. This assessment by the Committee and the Company included a review of the design of our incentive plans and policies, and the impact of risk mitigation features in these plans or policies. Based on this analysis, the Committee was satisfied that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.

II. Compensation Philosophy and Objectives

Our compensation philosophy guides the design and decisions of our compensation program to achieve the following objectives:

●	To attract, retain, and motivate top executive talent;
●	To link overall compensation to company performance;
●	To align executive interests with shareholder interests;
●	To place a significant portion of total compensation at risk, making it contingent on Company performance while remaining consistent with our risk management policies; and
●	To support the Company’s objective of creating shareholder value without taking unnecessary risks.

III. Compensation Determination Process

Role of the Compensation Committee

The Committee assists our Board in establishing our compensation philosophy and determining the compensation of our NEOs. The Committee is also responsible for determining the structure and components of our programs, as well as reviewing and approving the compensation of the NEOs, or recommending it for approval by the Board of Directors. The Committee is responsible for annually assessing the performance of the executive officers, including the NEOs, and for determining their annual salary, incentive (short- and long-term) compensation goals and payout/grant levels. Each of the four members of our Committee is independent as is defined under Nasdaq listing standards.

The Committee held seven meetings during 2025, and its actions included finalizing all aspects of 2025 executive compensation. The Committee in 2025, among other items:

●	Reviewed its compensation philosophy;
●	Conducted an annual performance evaluation of our CEO;
●	Reviewed the Committee charter;
●	Reviewed the Company’s 2025 operating budget and its effect on incentive compensation programs for 2025 (including setting the EPS benchmarks for short-term compensation payouts);
●	Established the performance-based metrics and targets for the annual incentive plans;
●	Established the design, award mix and performance goals for the long-term incentive plan;
●	Evaluated achievement relative to performance targets, and determined and certified corresponding incentive payouts;
●	Reviewed and approved a peer group for use in compensation studies;
●	Reviewed the stock ownership guidelines for our executive officers;
●	Approved new change in control severance agreements to eliminate ambiguities;
●	Discussed executive succession planning;

●	Reviewed the Company-wide retirement plan programs; and
●	Received education on compensation trends, compliance issues and best practices from the Committee’s compensation consultants.

The Committee does not maintain or adhere to formal policies for allocating compensation among salary, annual cash incentive awards and long-term incentive equity grants, short- and long-term compensation or among cash and non-cash compensation. Instead, the Committee and the Board exercise judgment to establish a total compensation program for each NEO that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that the Committee and Board believe is appropriate to achieve the goals of our executive compensation program and our corporate objectives. In setting the elements of compensation, the Committee considers prior compensation paid and amounts realizable from prior stock-based awards, as well as other benefits provided by the Company. Ultimately, the Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance, and competitive market data.

Role of Executives in Compensation Committee Deliberations

The Committee works closely with the CEO, and the CEO attends Committee meetings to discuss the Company’s compensation and performance matters, particularly as it relates to the other NEOs. For each NEO other than himself, the CEO presents annual evaluations of such officers and makes recommendations to the Committee regarding their compensation. This assessment considers such factors as our achievement of goals related to corporate, division, function, and individual performance. Our CEO does not play any role with respect to any matter affecting his own compensation and is not present when the Committee discusses and formulates its compensation recommendation for the CEO. The Committee reviews recommendations made by its CEO and information from the executive compensation consultant review. The Committee sets the compensation for our CEO and each of our NEOs at its meetings in the first quarter of each year and subsequently reports its compensation decisions to the full Board of Directors.

The general counsel of the Company works with the Committee Chair to provide administrative support and, along with other executives, provide pertinent financial, tax, accounting, or operational information. Other executives, such as those from human resources or finance, may attend meetings from time-to-time to provide their insights and suggestions on pertinent topics. Only Committee members may vote on decisions regarding executive compensation. The Committee regularly conducts a portion of its business in executive session.

Role of the Compensation Consultant

The Committee views it as important to obtain objective, independent expertise, and advice in carrying out its responsibilities, and has the power to retain an independent compensation consultant to assist it in the performance of its duties and responsibilities. The Committee has retained an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2025, the Committee continued to engage, Aon’s Human Capital Solutions, a division of Aon plc (“Aon”), to provide executive compensation consulting services regarding our compensation programs and pay levels. The scope of Aon’s executive compensation consulting assignment included the ongoing evaluation of the appropriateness of our peer group of banks as well as a comparison of management’s base salaries, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group. The Committee used data developed by Aon among the various factors that informed its determination of executive officer pay. While the Committee takes into consideration the review and recommendations of Aon when making decisions about our executive compensation program, ultimately, the Committee makes its own independent decisions about compensation matters.

Aon reports directly to and performed services solely on behalf of the Committee and has no other relationship with the Company or its management. The Committee has assessed the independence of Aon consistent with SEC rules and Nasdaq listing standards and has concluded that Aon’s work did not involve any conflicts of interest.

Peer Selection Process

Each year, the Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance. The Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards, and long-term equity awards.

For 2025 compensation, the Committee worked with the consultant in 2024 to select peer banks using the criteria below as of March 31, 2024. The chosen criteria was updated to reflect Stock Yards’ recent growth as well as marginal changes among the peers but otherwise the criteria is largely consistent with the prior year:

●	Non-thrift institutions located in the continental United States excluding California;
●	Total revenue from $215 to $660 million;
●	Total assets between $4 and $17 billion;
●	Insider ownership less than 35%;
●	Publicly traded for at least one calendar year;
●	Non-interest income greater than 15% of total revenue;
●	Located in markets with populations greater than 100,000; and
●	Return on average assets greater than 0.0%.

Based on these criteria, the Committee removed five companies from the peer group previously used for 2025 compensation decisions: Community Financial System Inc., Great Southern Bancorp, Horizon Bancorp, Veritex Holdings, and Washington Trust Bancorp. Six new companies met the criteria and were added to the peer group.

The table below lists the peer banks approved by the Compensation Committee for 2025 compensation decisions, with the newly added peer company shown in italics:

1st Source Corporation	Nicolet Bankshares Inc.
Amerant Bancorp Inc.	Northwest Bancshares Inc.
Berkshire Hills Bancorp Inc.	Park National Corporation
Business First Bancshares Inc.	Peapack‐Gladstone Financial Corporation
Capital City Bank Group Inc.	QCR Holdings, Inc.
City Holding Company	Sandy Spring Bancorp, Inc.
FB Financial Corporation	South Plains Financial Inc.
First Busey Corporation	Southside Bancshares Inc.
First Financial Bankshares, Inc.	The First Bancshares, Inc.
Mercantile Bank Corp.	Tompkins Financial Corporation
National Bank Holdings Corporation	Univest Financial Corporation

Our total revenue, asset size, net income, and market capitalization and that of the peer group established for 2025 compensation decisions, using the March 31, 2024, data considered by the Committee when establishing the peer group, are set forth in the following table:

Peer Bank Name (Ticker) State	Annualized Total Revenue	Total Assets	Market Capitalization
	Dollars in Millions

1st Source Corporation (SRCE) IN	370	8,668	1,283
Amerant Bancorp Inc. (AMTB) FL	405	9,818	785
Berkshire Hills Bancorp Inc. (BHLP) MA	353	12,147	995
Business First Bancshares Inc. (BFST) LA	251	6,696	568
Capital City Bank Group Inc. (CCBG) FL	229	4,260	469
City Holding Company (CHCO) WV	290	6,314	1,545
FB Financial Corporation (FBK) TN	458	12,548	1,766
First Busey Corporation (BUSE) IL	435	12,361	1,330
First Financial Bankshares, Inc. (FFIN) TX	497	13,191	4,686
Mercantile Bank Corp. (MBWM) MI	228	5,466	621
National Bank Holdings Corporation (NBHC) CO	418	9,967	1,372

Peer Bank Name (Ticker) State	Annualized Total Revenue	Total Assets	Market Capitalization
		Dollars in Millions

Nicolet Bankshares Inc. (NIC) WI	325	8,447	1,289
Northwest Bancshares Inc. (NWBI) OH	542	14,510	1,482
Park National Corporation (PRK) OH	471	9,881	2,194
Peapack-Gladstone Financial Corporation (PGC) NJ	221	6,409	432
QCR Holdings, Inc. (QCRH) IL	353	8,600	1,021
Sandy Spring Bancorp, Inc. (SASR) MD	406	13,888	1,042
South Plains Financial Inc. (SPFI) TX	217	4,219	440
Southside Bancshares, Inc. (SBSI) TX	249	8,354	885
The First Bancshares, Inc. (FBMS) MS	288	7,964	810
Tompkins Financial Corporation (TMP) NY	218	7,778	724
Univest Financial Corporation (UVSP) PA	295	7,778	724
Median	339	8,523	1,008
Stock Yards Bancorp, Inc.	338	8,123	1,438

Referencing the Competitive Market in Determining 2025 Compensation

The Committee considers several factors in determining appropriate pay levels and plan designs for our NEOs. These factors include competitive compensation data from peer companies and the banking market in general. The Committee does not view competitive market prescriptively or tie the compensation levels of our executives to specific market percentiles. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, internal pay equity, skill sets, leadership potential and succession planning.

Mix of Pay

We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as between short and long-term pay. The following charts for our CEO and our other NEOs illustrate the target compensation established in early 2025, consisting of base salary, annual incentive awards, and long-term equity-based compensation granted in 2025.

Name	Salary	Target Bonus %	Target Bonus	PSUs	SARs	Total
Hillebrand	$875,000	85%	$743,750	$656,250	$218,750	$2,493,750
Poindexter	540,000	60%	324,000	303,750	101,250	1,269,000
Stinnett	465,000	55%	255,750	244,125	81,375	1,046,250
Rehm	465,000	45%	209,250	174,375	58,125	906,750
Dishman	365,000	45%	164,250	136,875	45,625	711,750

As demonstrated above, variable pay at target for the CEO represents 65% of direct compensation. However, when the Company performs at maximum, payouts for variable pay significantly increase commensurate with that outperformance.

Each compensation element is discussed in more detail below and outlined in more detail in the 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table appearing on pages 50 and 51 of this proxy statement.

IV. Components of Our Compensation Program

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term

Base salary	Provide stable compensation and attract and retain executives through market competitive payments	Based on each executive's performance and responsibilities. Used as a basis for short and long-term incentive award goals	Fixed	Short-term

Cash incentives	Incentivize and reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for short-term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives

			Performance	Short-term

Equity Incentives
Performance stock units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of three-year goals on EPS growth and ROAA versus peers. Three-year performance period plus an additional one-year mandatory holding period on vested awards	Performance	Long-term

Stock appreciation rights	Align interests of executives with shareholders by rewarding increases in our stock price	Awards only have value if stock price increases. Awards vest ratably over five years	Performance	Long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation. In addition, salaries are the basis from which incentives and other select benefits are derived.

In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution. For 2025, the Committee determined that base salaries for all our NEOs would be increased. The Committee considered the fact that we have experienced tremendous growth over the prior two years and the NEO salaries had fallen below the Committee’s compensation philosophy and the peer group. The Committee also reviewed the growth in the Company’s size, the competitive marketplace, current economic conditions and the individual pay factors, and determined that our executives’ base salaries were aligned with market practice in the industry and among peer companies.

Executive	2025 Base Salary	2024 Base Salary	Increase
Hillebrand	$875,000	$775,000	13%
Poindexter	540,000	500,000	8%
Stinnett	465,000	425,000	9%
Rehm	465,000	425,000	9%
Dishman	365,000	325,000	12%

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental, and/or operating results of the Company. Therefore, the Committee established an incentive program based upon the achievement of an EPS goal as well as line of business goals applicable to specific officers’ duties and employs a rigorous process to set the performance targets.

For 2025, the determination as to whether cash incentives would be paid to Messrs. Hillebrand, Poindexter Stinnett, and Dishman was based solely upon the achievement of diluted EPS objectives while the diluted EPS represents 25% of the weight for Mr. Rehm. However, the diluted EPS is a hurdle, so if the minimum threshold of diluted EPS is not achieved, annual incentive payments are forfeited in full. The diluted EPS target performance levels are set forth in the table below.

The Committee used diluted EPS in 2025, as it had done in 2024, with respect to short-term cash incentives. The Committee set the target at a level that it considered rigorous and challenging and considered the relevant risks and opportunities. More specifically, the Committee reviewed the relevant financial objectives established during the detailed budgeting process, and assessed various factors related to the achievability of these budget targets, including the risks associated with various macroeconomic factors and the risks of achieving specific actions that underlie the targets and the implied performance relative to prior years. Considering these factors, the Committee set the 2025 target performance level for the diluted EPS goal at $4.29. The 2025 target was set 10% above the 2024 actual performance of $3.89. Ultimately, the actual diluted EPS for 2025 was $4.75, which exceeded the maximum performance level.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher diluted EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. EPS targets and corresponding bonus percentages for 2025 are detailed in the table below. The Committee reviewed our NEOs’ target annual incentive opportunities for 2025 and determined, similarly to base salaries, that the target opportunities for all NEOs were below the Committee’s compensation philosophy and the peer group. Based on that determination, the Committee increased target opportunities for all NEOs for 2025, including 20% for the CEO and 10% for all our other NEOs.

		Bonus as a Percentage of Base Salary
	EPS ($)	Mr. Hillebrand	Mr. Poindexter	Mr. Stinnett	Mr. Dishman
Threshold	4.04	17%	12%	11%	9%
Target	4.29	85%	60%	55%	45%
Maximum	4.54 or greater	170%	120%	110%	90%
Actual Results	4.75	170%	120%	110%	90%

Messrs. Hillebrand, Poindexter, Stinnett, and Dishman

The Committee strongly supports the use of EPS exclusively in determining short-term cash incentives for certain executives without specific line of business oversight. The Committee believes that EPS, over the long-term, drives TSR, as it represents the culmination of executive officers’ efforts regarding profitability, revenue growth, expense control, risk profile and other elements. Oftentimes, boards use several goals to focus management on specific operational objectives while also balancing credit quality and other risks. With virtually all areas of the Company operating at high performance levels and operating ratios at superior levels, growth in EPS should be, and is, the primary focus of the management team. Establishing the appropriate mix of revenue growth, expense control measures, risk profile and other tactics are areas that management has control over and that should result in higher EPS over time. Therefore, the Committee believes aligning pay with EPS performance gives management the appropriate incentive to make the best decisions. For additional information regarding the selection of metrics, used in the annual and long-term incentive programs, see the section captioned “2025 Equity Awards.”

Mr. Rehm

Mr. Rehm’s short-term incentive includes two components: a line of business component and diluted EPS of the Company. The Committee believes it is important for Mr. Rehm to have both line of business and overall bank performance components to his short-term incentive plan, because growth in departmental profitability directly affects the profitability of the Company and significantly enhances shareholder value. As a result, the Committee believes Mr. Rehm should be partly measured on the overall success of the Company. Mr. Rehm’s incentive is weighted 75% for his line of business and 25% for overall Company performance, and the Compensation Committee considers his line of business goals to be appropriately challenging to attain. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 45% of base salary.

Line of Business Component

Mr. Rehm’s line of business bonus consists of a matrix of all areas of his responsibility including Commercial Banking, Private Banking, Corporate Cash Management, International, and Correspondent Banking. The Commercial Banking areas are the source of significant loan and deposit growth for the Company. Net interest income comprises approximately 76% of the Company’s consolidated revenues. Growth in these areas significantly impacts the overall profitability of the Company. Mr. Rehm’s matrix assigns various weights to several categories including net loan and deposit growth, related fee income, credit quality and overall management. The program requires attainment of a minimum of 20 points in aggregate for any incentive bonus to be paid. Additionally, certain point deductions are considered to promote asset quality including deductions for higher-than-expected loan provisioning and non-compliance with established customer service standards. Conversely, better than expected credit quality provides additional points. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive for his line of business component equal to 33.75% of base salary. Goals are considered appropriately challenging and difficult to achieve.

The following is a summary of Mr. Rehm’s performance under the line of business component.

Line of Business Component

Specific Components	Component Weight at Target Performance	Points Achieved

Loan growth	40%	78
Non-interest bearing deposit growth	15%	-
Interest bearing deposit growth	10%	20
Loan fees	5%	10
SBA	5%	8
CRA / engagement and outreach	5%	8
Treasury management revenue	5%	6
Customer credit card spend	5%	2
Credit quality	10%	20

Total	100%	152

The following summarizes the line of business component of Mr. Rehm’s parameter of the plan.

	Points	Bonus as a Percent of Base Salary
Threshold	20	6.75%
Target	100	33.75%
Maximum	200	67.50%
Actual Results	152	51.27%

EPS Component

	EPS ($)	Bonus as Percentage of Base Salary
Threshold	4.04	2.25%
Target	4.29	11.25%
Maximum	4.54 or greater	22.50%
Actual Results	4.75	22.50%

Short-Term Cash Payouts

Having determined the total 2025 annual incentive plan payouts for each eligible NEO, the Committee then approved the annual incentive plan payout amounts as summarized below:

Executive	Salary ($)	Target Bonus (%)	Target Bonus ($)	Actual Earned %	Actual Earned ($)
Hillebrand	875,000	85%	743,750	170%	1,487,500
Poindexter	540,000	60%	324,000	120%	648,000
Stinnett	465,000	55%	255,750	110%	511,500
Rehm	465,000	45%	209,250	74%	343,031
Dishman	365,000	45%	164,250	90%	328,500

Long-Term Incentives

The Committee believes that long-term incentive stock awards effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of the Company's Common Stock and to have a meaningful interest in the future of the Company and sustained shareholder value creation. In making determination about the mix of vehicles in the long-term incentive equity grants, the Compensation Committee allocates a higher than median portion to performance-based equity, and a lower portion to time-based equity.

2025 Equity Awards

In 2025, the Committee continued its historical practice of having PSUs at target constitute 75% of the grant date value of the total long-term award and SARs represent 25% of the total long-term award. The value of the long-term incentive award was determined as a percentage of the participant’s 2025 base salary and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. The following table summarizes the equity awards made to NEOs in 2025. The Committee reviewed our NEOs’ target long-term incentive opportunities for 2025 and determined that the target opportunities for all NEOs were below the Committee’s compensation philosophy and the peer group. Based on that determination, the Committee increased target opportunities for all NEOs for 2025, including 15% for the CEO and 5% for all our other NEOs.

The Compensation Committee generally makes grants of stock awards to our NEOs at the second Compensation Committee meeting of our fiscal year, which typically occurs in mid-February. Awards are neither timed to relate to the price of our stock nor to correspond with the release of material non-public information, although grants are generally made when our stock trading window is open. Grants to current employees are generally effective on the date of the Compensation Committee meeting approving such grants. Grants to new employees, including potential NEOs, are typically made at the next regularly scheduled Compensation Committee meeting following the employee’s start date. The standard vesting schedule for our equity grants is 100% after the third year for PSUs and 20% per year over five years for SARs.

2025 Grant Summary

		PSUs at Target (1)		SARs (2)
	% of Base Salary	Number Granted	Fair Value	Number Granted	Fair Value
Hillebrand	100%	9,706	$656,250	9,210	$218,750
Poindexter	75%	4,492	303,750	4,263	101,250
Stinnett	70%	3,610	244,125	3,426	81,375
Rehm	50%	2,579	174,375	2,447	58,125
Dishman	50%	2,024	136,875	1,921	45,625

(1)

Because grantees are not entitled to dividend payments during the performance period and have a mandatory one-year post-vesting holding period, the fair value of these PSUs is estimated based upon the fair value of the underlying shares as of the date of the grant.

(2)	SARs are valued using Black-Scholes option pricing model as of the date of grant.

Performance Stock Units

In 2025, the Committee granted PSUs to each of the NEOs. PSUs were awarded under the following terms:

Performance period:	Three years, beginning January 1, 2025, through December 31, 2027.
Performance goals at
50% weighting each:	1. Cumulative EPS over the three-year performance period, excluding any acquisition costs during the performance period.

2. ROAA over the three-year performance period compared to all publicly traded banks with total assets between $6.0 and $16.0 billion as calculated by S&P Global Market Intelligence. Performance will be measured by calculating the simple average of the Company’s ROAA for the three years in the performance period and determining the percentile ranking as compared to peers.

Performance ranges:	The PSUs provide for threshold, target, and maximum performance goals as follows:

Three-year EPS performance goals have been established by the Committee and consider the Company’s strategic plan as well as projected growth targets to maintain our standard as a top-performing community bank. The three-year EPS goal has defined threshold, target and maximum performance levels. We have elected not to disclose these performance levels for competitive reasons, but we note that the levels for 2025 PSUs were set above our EPS performance targets for the 2024 PSUs. [insert any other details on the goal setting]

The performance metrics in our 2025 incentive plans are designed to measure different aspects of our performance and reward performance that drives increases in shareholder value. As a result of this pay for performance orientation, the Committee determined to use Company EPS and line of business goals in our incentive plans as the Committee believes that EPS drives TSR which is a key indicator of performance over the long-term and thus aligns management’s interests with shareholders. EPS is one of the principal measures used by investors to assess financial performance results and it is a central component of our guidance to investors. EPS aligns our executives’ interests with the broader set of strategic objectives they are tasked to manage, keeping increasing enterprise value and shareholder interests at the forefront of management decisions and actions to drive growth on both a short- and long-term basis. Accordingly, the Committee determined it was important to include EPS as a key component of both our annual and long-term incentives.

For 2025, the Compensation Committee slightly lowered the ROAA vs Peers goals compared to 2024: threshold percentile lowered from 80% to 65%, added a mid-low percentile of 70%, target percentile lowered from 85% to 75%, added a mid-high percentile of 80%, and maximum lowered from 90% to 85%. The Compensation Committee believes that the ROAA vs. Peers goal for 2025 continues to be rigorous and challenging that requires Company performance well above the peer median to earn any payout. In addition, many companies in the comparator peer group have grown out of the community bank classification. As a result, it will be more difficult to achieve higher ranking among the peers than before.

For 2025, the Compensation Committee also established defined additional performance levels between Threshold and Target and Target and Maximum, respectively. The additional performance levels provide closer calibration between corporate performance and the incentive awards realized by our executives.

The following table summarizes the design of the PSU portion of the 2025 long-term incentive plan (all percentages relate to each executive’s 2025 base salary in effect at January 1, 2025):

	Total Grant Date Value of PSUs that may be based on EPS and ROAA performance, as a Percent of Base Salary
Executive	Threshold	Mid-Low	Target	Mid-High	Maximum
Hillebrand	30.00%	52.50%	75.00%	112.50%	187.50%
Poindexter	22.50%	39.38%	56.25%	84.38%	140.63%
Stinnett	21.00%	36.75%	52.50%	78.75%	131.25%
Rehm	15.00%	26.25%	37.50%	56.25%	93.75%
Dishman	15.00%	26.25%	37.50%	56.25%	93.75%

PSUs certified as earned by the Committee at the end of the performance period will be distributed to participants by March 31st of the year following the performance period. All payouts of PSUs will be made in shares of Company Common Stock based on the percentage earned based on the grant-date value as noted in the preceding table.

PSUs generally require the executive to remain employed or serve on the Board of Directors until the end of a performance cycle to vest and be paid in shares of Common Stock, with prorated awards still distributed after the end of the performance cycle to those who leave the Company mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level if a change in control occurs before a performance cycle ends. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued. In addition, executives are required to observe a one-year holding period after vesting, net of any shares sold to pay taxes.

PSUs granted in 2023 vested as of December 31, 2025, and will be certified and distributed by March 31, 2026. Based on our aggregate EPS for the three-year performance period 2023-2025, preliminary data indicates that we expect recipients will be awarded grants on the EPS portion at the threshold performance level. Based on our average adjusted ROAA for the three-year performance period of 1.41%, we expect to reach slightly above the threshold level of the comparator group (or 80th percentile).

Stock Appreciation Rights

The Committee favors continuing the use of SARs because they directly align the interests of executives with shareholders’ interests as value is only realized through a rising stock price. SARs provide the recipient with the right to receive Company Common Stock equal in value to the appreciation in Company Stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period. SARs granted to executives in 2024 vest ratably over five years and the exercise period is ten years from the grant date.

V. Additional Compensation Policies and Practices

Other Executive Benefits

Post-Employment Compensation and Benefits. To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of the Company and its shareholders to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event. With these agreements in place, if the Company should receive takeover or acquisition proposals from third parties, the Company will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The CICS Agreements require both a significant change in the Company’s ownership and termination of employment before executives would receive any payment under the agreements. This approach is commonly referred to as a double trigger. In 2025, the Compensation Committee approved new forms of CICS Agreements to eliminate ambiguities within the various prior agreement forms and to ensure all executives are subject to the same standard agreement terms.

All CICS Agreements with executives, including our NEOs, contain substantive provisions concerning the protection of the Bank’s business and the executive’s benefits following termination, including, without limitation: (i) restrictive covenants that prohibit the executive from soliciting customers or employees of the Bank following the receipt of any severance payment; (ii) a requirement to maintain the confidentiality of all information regarding the business of the Bank and the Company; (iii) a limitation on the amount of any severance payment if the amount would require the Company to forfeit the deductibility of any or all of the payment under Section 280G of the Internal Revenue Code; and (iv) granting the executive the right to participate in the Bank's health plans at his cost for a period of time following a covered severance, in addition to any existing rights under COBRA.

With respect to each CICS Agreement, if the executive is terminated without "cause" or resigns for "good reason" (as those terms are defined in the CICS Agreement) during negotiations or within two years following a change in control of the Bank or the Company, the Bank will pay the executive a severance payment based upon a pre-set formula in each CICS Agreement. In the case of Messrs. Hillebrand, Poindexter and Stinnett, the severance payment would equal three times the sum of the executive’s highest base salary as in effect at any time during the six months before termination or resignation, plus the highest annual cash bonus paid to the executive for the current and preceding two fiscal years before the termination or resignation. In the case of Messrs. Dishman and Rehm, the severance payment would equal two times the sum of the executive’s highest base salary as in effect at any time during the six months before termination or resignation, plus the highest annual cash bonus paid to the executive for the current and preceding two fiscal years before the termination or resignation.

Supplemental Retirement Benefits. The Bank has a nonqualified deferred compensation plan that allows NEOs to defer a portion of their cash compensation, and the Bank credits those deferrals with contributions that the NEOs do not receive under the KSOP because of limits under the KSOP or the Internal Revenue Code. The Committee believes that the nonqualified deferred compensation plan provides the Company with the ability to attract and retain key employees. Further details about the nonqualified deferred compensation plan may be found in the narrative preceding the Nonqualified Deferred Compensation Table.

Stock Ownership Guidelines

The Committee believes that our executive officers should maintain meaningful equity interests in the Company to ensure that their interests are aligned with those of our shareholders. We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of the Company’s Common Stock, depending upon the executive’s position. Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Company’s KSOP plan or an Individual Retirement Account are deemed owned by the executive under the guidelines. New or newly promoted officers to an executive level are required to reach the guidelines within five years of attaining executive status. The valuation is based on the closing price on the last trading day of the preceding calendar year. The Committee regularly reviews these guidelines in light of changing market trends, governance best practices and policies of our peer banks. In November 2021, this review led us to maintain the multiple for our CEO at 6x of base salary, remaining in a leadership position with respect to our ownership guidelines.

Position	Multiple of Base Salary
Chief Executive Officer	6 x
President	4 x
All Other Named Executive Officers	3 x

All NEOs are currently in compliance with their applicable stock ownership guidelines.

Clawbacks

The Committee has historically maintained a general clawback policy to give the Company the flexibility to require the return of paid compensation in certain circumstances. The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the SEC.

Additionally, the Company maintains an Executive Clawback Policy to enable the Company to recover erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy is designed to comply with, and to be interpreted in a manner consistent with, Section 10D of the Exchange Act, SEC Rule 10D-1, and with the Nasdaq listing rules. Under the policy, in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must recover erroneously awarded incentive-based compensation previously paid to the Company’s executive officers in accordance with the terms of such Clawback Policy. Furthermore, under the policy, the Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded incentive-based compensation and from paying or reimbursing an executive officer for purchasing insurance to cover any such loss.

Anti-Hedging and Anti-Pledging Policy

Under our insider trading policy, no director, officer (including our NEOs) or employee is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in the Company’s stock price. Similarly, no director, officer (including our NEOs) or employee may enter into hedging transactions in the Company stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g., puts, calls, swaps, or collars) or other speculative transactions related to the Company’s stock. Holding Company stock in a margin account or pledging Company stock is also generally prohibited.

Income Tax Considerations

Our Compensation Committee may take into consideration the accounting and tax treatment of the compensation and benefit arrangements for our NEOs. These considerations are in addition to those described above that were material to the pay decisions for the most recent fiscal year.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman Stephen M. Priebe Edwin S. Saunier John L. Schutte

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Throughout this section, we refer to executives named in this table individually as the “executive” and collectively as the “executives”. Each executive holds those same offices at the Bank, as well.

Compensation is presented for all years in which the executives were also named executive officers.

Summary Compensation Table

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)

James A. Hillebrand	2025	875,000	-	656,250	218,750	1,487,500	-	142,851	3,380,337
Chairman and Chief Executive	2024	775,000	-	494,023	164,677	1,007,500	-	93,284	2,534,484
Officer	2023	775,000	-	494,023	164,677	-	-	126,817	1,560,517

Philip S. Poindexter	2025	540,000	-	303,750	101,250	648,000	-	90,220	1,683,216
President	2024	500,000	-	262,468	87,494	500,000	-	84,220	1,434,182
	2023	500,000	-	262,468	87,494	-	-	83,817	933,779

T. Clay Stinnett	2025	465,000	-	244,125	81,375	511,500	-	77,648	1,379,640
Chief Financial Officer	2024	425,000	-	207,160	69,046	382,500	-	71,300	1,155,006
	2023	425,000	-	207,160	69,046	-	-	71,404	772,610

Michael V. Rehm	2025	465,000	-	174,375	58,125	343,032	-	65,840	1,106,363
Chief Lending Officer	2024	425,000	-	143,431	47,807	220,235	-	72,510	908,983
	2023	425,000	-	143,431	47,807	-		73,532	689,770

William M. Dishman III	2025	365,000	-	136,875	46,625	328,500	-	62,884	938,882
Chief Credit Officer	2024	325,000	-	109,663	36,559	227,500	-	56,708	755,430
	2023	325,000	-	109,638	36,561	-	-	56,402	527,601

(1)

Stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period. The value of the PSU grants measured at the grant date value was $67.61 in 2025, $41.84 in 2024 and $54.33 in 2023 . The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants.

	2025		2024		2023
	Most Probable on Date of Grant ($)	Maximum ($)	Most Probable on Date of Grant ($)	Maximum ($)	Most Probable on Date of Grant ($)	Maximum ($)
Hillebrand	656,250	1,640,625	494,023	1,235,155	494,023	1,235,138
Poindexter	303,750	759,375	262,468	656,250	262,468	656,198
Stinnett	244,125	610,312	207,160	517,967	207,160	517,928
Rehm	174,375	435,937	143,431	358,592	143,431	358,578
Dishman	136,875	342,187	109,663	274,217	109,663	274,217

(2)

Customary SARs were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $75.21, $47.95, and $60.76 in 2025, 2024 and 2023, respectively. The fair value of each SAR was $23.75, $13.97 and $16.71, in 2025, 2024 and 2023, respectively. For assumptions used in valuation of SARs and other information regarding stock-based compensation, refer to Note 18 to the 2025 consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC.

(3)

In the earlier section of this Proxy Statement captioned “Compensation Discussion and Analysis”, we refer to Non-Equity Incentive Plan Compensation as “short-term cash incentives” or “cash incentives.”

(4)	All Other Compensation in 2025 consists of the following:

	Hillebrand	Poindexter	Stinnett	Rehm	Dishman
Matching contribution to 401(k)	$21,000	$21,000	$21,000	$21,000	$21,000
Contribution to ESOP	7,000	7,000	7,000	7,000	7,000
Contribution to nonqualified plan *	112,000	58,400	46,400	33,330	30,400
Other	2,851	3,820	3,248	4,510	4,484

* This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table

										All other	All other		Grant
										stock	option		date fair
										awards:	awards:	Exercise	value of
		Payouts			Estimated future payouts					number of	number of	or base	stock
		under non-equity			under equity					shares of	securities	price of	and
		incentive plan awards			incentive plan awards					of stock	underlying	option	option
	Grant	Threshold	Target	Maximum	Threshold	Mid-Low	Target	Mid-High	Maximum	or units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)
Hillebrand	2/10/25	148,750	743,750	1,487,500						-
	2/10/25				3,882	6,794	9,706	14,559	24,266				656,250
	2/10/25										9,210	75.21	218,738

Poindexter	2/10/25	64,800	324,000	648,000						-
	2/10/25				1,797	3,144	4,492	6,739	11,231				303,750
	2/10/25										4,263	75.21	101,246

Stinnett	2/10/25	51,150	255,750	511,500						-
	2/10/25				1,444	2,527	3,610	5,416	9,026				244,125
	2/10/25										3,426	75.21	81,368

Rehm	2/10/25	41,850	209,250	418,500						-
	2/10/25				1,031	1,805	2,579	3,868	6,447				174,375
	2/10/25										2,447	75.21	58,116

Dishman	2/10/25	32,850	164,250	328,500						-
	2/10/25				809	1,417	2,024	3,036	5,061				136,875
	2/10/25										1,921	75.21	45,624

All material terms and conditions of grants are described in the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” All equity grants were made under our 2015 Omnibus Equity Compensation Plan or the Amended and Restated Omnibus Equity Compensation Plan. Grants consisted of:

(1)	Cash incentives
(2)	PSUs
(3)	SARs

The following table sets forth information concerning SARs, RSAs and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hillebrand
	7,423	-	35.90	2/20/2028	-	-	-	-
	25,000	-	39.32	10/1/2028	-	-	-	-
	12,254	-	36.65	2/19/2029	-	-	-	-
	14,482	-	37.30	2/25/2030	-	-	-	-
	6,892	1,723	50.71	2/25/2031	-	-	-	-
	6,085	4,057	54.91	2/14/2032	-	-	-	-
	3,942	5,913	60.76	2/13/2033	-	-	-	-
	2,358	9,430	47.95	2/12/2034	-	-	29,520	1,917,324
	-	9,210	75.21	2/10/2028	-	-	19,413	1,260,874
	78,436	30,333			-	-	48,933	3,178,198

Poindexter
	4,968	-	40.00	3/21/2027	-	-	-	-
	4,872	-	35.90	2/20/2028	-	-	-	-
	17,500	-	39.32	10/1/2028	-	-	-	-
	6,989	-	36.65	2/19/2029	‐-	-	-	-
	8,193	975	37.30	2/25/2030	-	-	-	-
	3,898	2,126	50.71	2/25/2031	-	-	-	-
	3,188	3,142	54.91	2/14/2032	-	-	-	-
	2,094	5,010	60.76	2/13/2033	-	-	-	-
	1,253	4,263	47.95	2/12/2034	-	-	15,684	1,018,676
	-	-	75.21	2/10/2035	-	-	8,985	583,576
	52,955	15,516			-	-	24,669	1,602,252

Stinnett
	-	-	25.76	3/15/2026	-	-	-	-
	3,606	-	40.00	3/21/2027	-	-	-	-
	3,541	-	35.90	2/20/2028	-	-	-	-
	4,098	-	36.65	2/19/2029	-	-	-	-
	12,500	-	38.18	5/1/2029	-	-	-	-
	5,738	-	37.30	2/25/2030	-	-	-	-
	2,730	683	50.71	2/25/2031	-	-	-	-
	2,400	1,600	54.91	2/14/2032	-	-	-	-
	1,653	2,479	60.76	2/13/2033	-	-	-	-
	989	3,954	47.95	2/12/2034	-	-	12,379	804,016
	-	3,426	75.21	2/10/2035	-	-	7,221	469,004
	37,255	12,142					19,600	1,273,020

(continued)

Outstanding Equity Awards at Fiscal Year End Table (continued)

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Rehm
	1,602	-	36.65	2/19/2029	-	-	-	-
	5,014	-	37.30	2/25/2030	-	-	-	-
	2,386	597	50.71	2/25/2031	-	-	-	-
	2,010	1,340	54.91	2/14/2032	-	-	-	-
	1,144	1,717	60.76	2/13/2033	-	-	-	-
	684	2,738	47.95	2/12/2034	-	-	8,570	556,622
	-	2,447	75.21	2/10/2035	-	-	5,158	335,012
	12,840	8,839			-	-	13,728	891,634

Dishman
	3,833	-	40.00	3/21/2027	-	-	-	-
	3,716	-	35.90	2/20/2028	-	-	-	-
	3,894	-	36.65	2/19/2029	-	-	-	-
	4,484	-	37.30	2/25/2030	-	-	-	-
	2,134	533	50.71	2/25/2031	-	-	-	-
	1,645	1,097	54.91	2/14/2032	‐-	-	-	-
	875	1,313	60.76	2/13/2033	-	-	-	-
	523	2,094	47.95	2/12/2034	-	-	6,553	425,617
	-	1,921	75.21	2/10/2035	-	-	4,049	262,983
	21,104	6,958			-	-	10,602	688,600

(1)	SARs vest 20% each year beginning one year after the grant date and each anniversary thereafter. The vesting schedule for SARs for each executive is as follows (in number of shares).

Vesting Date	Hillebrand	Poindexter	Stinnett	Rehm	Dishman

1/3/2026	-	-	-	-	-
2/10/2026	1,842	853	685	489	384
2/12/2026	2,357	1,252	988	684	524
2/13/2026	1,971	1,048	826	573	438
2/14/2026	2,029	1,063	800	670	549
2/25/2026	1,723	975	683	597	533
1/3/2027	-	-	-	-	-
2/10/2027	1,842	852	685	490	384
2/12/2027	2,358	1,253	989	685	523
2/13/2027	1,971	1,047	827	572	437
2/14/2027	2,028	1,063	800	670	548
1/3/2028	-	-	-	-	-
2/10/2028	1,842	853	686	489	385
2/12/2028	2,357	1,252	988	684	524
2/13/2028	1,971	1,047	826	572	438
1/3/2029	-	-	-	-	-
2/10/2029	1,842	852	685	490	384
2/12/2029	2,358	1,253	989	685	523
2/10/2030	1,842	853	685	489	384
	30,333	15,516	12,142	8,839	6,958

(2)

PSUs are earned over three year performance periods ending December 31, 2027 and 2026 based on EPS and ROAA goals. The vesting schedule for PSUs for each executive is as follows (in number of shares) and represents management’s estimate of most likely performance outcomes as of December 31, 2025. For PSUs vesting on December 31, 2026, most likely represents achievement of EPS goals at maximum and ROAA goals at threshold. For PSUs vesting on December 31, 2027, most likely represents achievement of EPS goals at maximum and ROAA goals at mid-high.

Vesting Date	Hillebrand	Poindexter	Stinnett	Rehm	Dishman
12/31/2026	29,520	15,684	12,379	8,570	6,553
12/31/2027	19,413	8,985	7,221	5,158	4,049
	48,933	24,669	19,600	13,728	10,602

The following table sets forth SARs exercised by or stock awards vested for the executives during the last fiscal year. Stock awards include PSUs that vested on December 31, 2025. Final determination as to the amounts of these awards will be calculated in March 2026. Therefore, the awards in this table are the most probable amount as of December 31, 2025:

SAR Exercises and Stock (RSAs and PSUs) Vesting

	SAR Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Hillebrand	7,571	324,796	3,637	236,223
Poindexter	-	-	1,932	125,483
Stinnett	6,871	354,475	1,525	99,049
Rehm	-	-	1,056	68,587
Dishman	7,170	353,051	807	52,415

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the “NQ Plan”) allows the executive to defer taxable income of up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits. This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank's employ due to death or after age 55. If the executive's termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum. The NQ Plan was amended in 2014 to give executives an opportunity to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it. Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

		Registrant	Aggregate	Aggregate	Aggregate
	Executive Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)

Hillebrand (1)	-	-	-	-	33,554
	144,500	62,850	-	-	2,745,947
Poindexter	62,400	52,400	-	-	1,723,746
Stinnett	99,225	40,400	-	-	1,583,609
Rehm	38,912	40,400	-	-	373,635
Dishman	24,600	26,000	-	-	771,632

(1)	Includes first a director fee deferral account accumulated from periods when Mr. Hillebrand received directors' fees, and then an employee account.
(2)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

Potential Change in Control Payments

The Company has no employment agreement and/or severance agreement for any named executive officer for any reason other than change in control. Various benefit plans of the Bank have special terms that apply if a change in control occurs.

●

Awards made under the terms of the Stock Yards Bancorp, Inc. Amended and Restated Omnibus Equity Compensation Plan vest if there is both a change in control and the executive's employment ends within 24 months thereafter; and

●	If a change in control occurs, PSUs are paid in shares of stock as if target performance was achieved.

Each of the named executives had Change in Control Severance Agreements as of the end of 2025. The following summarizes those agreements.

In the event Mr. Hillebrand, Mr. Poindexter, or Mr. Stinnett is terminated without "cause" or resign for "good reason" (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the six months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years before their termination or resignation. For Mr. Rehm and Mr. Dishman, the same terms apply but the multiple of base salary and historical bonus will be two times.

Each executive also has a right to participate in the Bank's health plans at their cost for three (two in the case of Mr. Rehm and Mr. Dishman) years following a covered severance, in addition to any existing rights under COBRA. Mr. Hillebrand, Mr. Poindexter, and Mr. Stinnett are subject to an 18-month prohibition on competing with the Bank in any way within a 50-mile radius of any Bank office after a covered severance. All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 (12 for Mr. Rehm and Mr. Dishman) months following termination of employment.

Each executive’s agreement allows the executive to be paid the described severance amount, or an amount that is just below the Section 280G of the Internal Revenue Code threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid. None of the agreements provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements if their terms had been triggered as of December 31, 2025 and other amounts that vest or accelerate if there had been a termination on that date related to a change in control.

Officer	Change in Control Severance Agreement	Value Realized if Unvested Options and Stock Awards were Vested and Exercised (1)	Total Potential Value
Hillebrand	$6,103,472	$1,640,704	$7,744,176
Poindexter	$3,276,106	$832,811	$4,108,917
Stinnett	$2,498,719	$659,499	$3,158,218
Rehm	$1,616,063	$465,823	$2,081,886
Dishman	$1,387,000	$558,658	$1,945,658

(1)

This is the total value as of December 31, 2025 of (i) PSUs that would become vested at the target award level (40% of maximum awards) and full vesting of restricted stock awards as a result of change in control, and (ii) the difference between the base price and the current fair market value as of December 31, 2025 on unvested SARs which would have vested had a change in control occurred as of that date and the executive terminated employment. The values above do not take into account the amounts executives who leave employment after age 60 with 10 or more years of service (retirement) might receive at the end of performance cycles for awards made before retirement, based on actual performance, then prorated for the portion of the performance period worked before retirement. If, for example, performance is at or above maximum, and an executive worked 2/3rds of the performance period, the total value paid would then be more than the target values listed above which are payable if a change in control occurs. Each executive also has unexercised SARs which were vested before December 31, 2025, which would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of James A. Hillebrand, the Chairman and Chief Executive Officer (the “CEO”) of our company:

For 2025, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than Mr. Hillebrand) was $67,325; and
●	The annual total compensation of our CEO was $3,380,337.

Based on this information, for 2025, the ratio of the annual total compensation of Mr. Hillebrand, our Chief Executive Officer, to the median of the annual total compensation of all employees was 50 to 1.

We calculated this pay ratio in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As allowed by SEC rules, we are using the same median employee for our 2025 pay ratio disclosure as we used for our 2024 and 2023 pay ratio disclosure because there has been no material change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The median employee had been first identified using our employee population as of December 31, 2022, based on annual compensation information from our payroll records for 2022. Specifically, we collected annual base salaries and wages, bonuses, commissions, incentives and overtime paid during this 12-month period.

We determined the annual total compensation of our median-compensated employee by adding together all of the elements of that employee’s compensation for 2025 in accordance with the requirements of the Summary Compensation Table appearing on page 50 of this Proxy Statement. That calculation included, in addition to wages, overtime payments, company contributions to the Bank’s retirement plan (including ESOP) and the taxable portion of long-term disability and group term life insurance premiums for the median employee.

This information is being provided to comply with the disclosure requirements of the Dodd-Frank Act. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions for our CEO or any of our other employees.

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. The pay versus performance disclosure should not be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

					Value of Initial Fixed $100 Investment based on:[4]
Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	TSR ($)	Peer Group TSR ($)	Net Income ($ Millions)	Diluted Earnings Per Share[5] ($)
2025	3,380,337	2,809,198	1,277,025	1,074,117	177.74	196.00	140.2	$4.75
2024	2,534,484	3,970,676	1,078,464	1,648,117	192.57	147.85	114.5	$3.89
2023	1,560,517	1,197,550	773,562	612,725	135.38	107.76	107.7	$3.67
2022	1,962,364	2,312,092	898,772	1,033,291	166.82	108.73	93.3	$3.21
2021	1,548,814	3,364,352	786,865	1,575,947	160.96	138.33	74.6	$2.97

(1)	James A. Hillebrand was our PEO for each year presented in the table above. The individuals comprising the non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Phillip S. Poindexter	Phillip S. Poindexter	Phillip S. Poindexter	Phillip S. Poindexter	Phillip S. Poindexter
T. Clay Stinnett	T. Clay Stinnett	T. Clay Stinnett	T. Clay Stinnett	T. Clay Stinnett
Kathy C. Thompson	Kathy C. Thompson	Kathy C. Thompson	Michael V. Rehm	Michael V. Rehm
William M. Dishman III	Michael V. Rehm	Michael V. Rehm	Shannon B. Budnick	William M. Dishman III

(2)

The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by our PEO and non-PEO NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	3,380,337	0	(874,986)	0	303,847	2,809,198

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,277,025	0	(286,369)	0	83,461	1,074,117

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2025	700,196	(237,815)	0	(158,534)	0	0	303,847

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	229,142	(87,716)	0	(57,965)	0	0	83,461

(4)

The Peer Group Total Shareholder Return (TSR) set forth in this table utilizes the KBW NASDAQ Bank Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the KBW NASDAQ Bank Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	We determined diluted earnings per share to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and non-PEO NEOs in 2025.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid, Company TSR and Peer Group TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average Compensation Actually Paid to our non-PEO NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years, and the cumulative TSR for the KBW NASDAQ Bank Index over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO NEOs, and our net income during the five most recently completed fiscal years

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Diluted Earnings Per Share

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO NEOs, and the Company’s Diluted Earnings Per Share during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and each of the non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked. We refer you to the section captioned “Compensation Discussion and Analysis” beginning on page 30 of this Proxy Statement for a discussion of each of these measures and how they are used in our executive compensation program.

James A. Hillebrand	Philip S. Poindexter	T. Clay Stinnett	Michael V. Rehm	William Dishman
Diluted Earnings Per Share Return on Average Assets	Diluted Earnings Per Share Return on Average Assets	Diluted Earnings Per Share Return on Average Assets	Diluted Earnings Per Share Return on Average Assets Loan Growth	Diluted Earnings Per Share Return on Average Assets

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes assisting the Board of Directors in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors. Messrs. Herde (Chair), Hardy and Lechleiter currently serve as the members of the Audit Committee. Mr. Bickel served on the Audit Committee in 2025 prior to Mr. Hardy’s appointment to the Board. The Board of Directors has determined that all Committee members are independent under the Nasdaq listing standards and applicable SEC rules and regulations. The Board of Directors has also determined that all Committee members are financially literate in accordance with Nasdaq listing standards and that Messrs. Herde and Lechleiter qualify as “audit committee financial experts” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including review of their qualifications, independence and performance.

The Committee discussed with the internal auditors and the independent auditors, with and without management present, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans of both the independent and internal auditors, including audit scope and identification and evaluation of financial and related audit risks. The Committee also discussed the results of the internal audit examinations.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Audit Committee reviewed and discussed with management and the independent auditors the quarterly and year end consolidated financial statements contained in filings with the SEC, management’s assessment of the effectiveness of our internal controls over financial reporting and the independent auditors’ evaluation of our internal controls over financial reporting. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, including the scope of the annual audit, the Company’s critical and significant accounting policies and practices, the reasonableness of critical accounting estimates and judgments and the critical audit matters identified during the audit.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the applicable requirements of the PCAOB. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Carl G. Herde, Chairman David L. Hardy Richard A. Lechleiter

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected BDO USA, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025. Representatives of BDO USA, P.C. are expected to be present during the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by the Company’s independent registered public accounting firm, BDO USA, P.C., and for the Company’s prior independent registered public accounting firm, Forvis Mazars, LLP, for the 2025 and 2024 financial statement audits and other services provided during 2025 and 2024.

	2025	2024
Audit fees, excluding audit-related	$720,875	$579,000
Audit-related fees	-	-
All other fees(1)	-	23,400
Total fees	$720,875	$602,400

(1)	Includes Forvis Mazars, LLP fees for Form S-8 and S-3 consent in 2024 and miscellaneous compliance related consulting engagements in 2024.

Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for reviews of quarterly financial information filed with the SEC on Form 10-Q, FDICIA and U.S Housing and Urban Development assisted programs reporting.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors. For both 2025 and 2024, the Audit Committee pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually. No fees were incurred under this pre-approval authority in either 2025 or 2024.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Banking Transactions with Directors, Officers and Others

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made in compliance with Regulation O promulgated by the Federal Reserve Board, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp. In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectability or present other unfavorable features. The Board of Directors reviews all extensions of credit made to directors and executive officers and their related interests which are subject to Regulation O. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2025, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $97 million, which is approximately 8.0% of Bancorp’s consolidated stockholders’ equity.

Review and Approval of Related Person Transactions

The Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related persons of the Company, which policy is administered by the Audit Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $25,000; (2) the Company is or will be a participant; and (3) any related person of the Company (such as an executive officer, director, nominee for election as a director, or greater than 5% beneficial owner of the Company’s stock, or their immediate family members) or his or her related entity has or will have a direct or indirect material interest.

Among other factors considered by the Audit Committee when reviewing the material facts of related person transactions, the Committee must take into account whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Committee may only give its approval to a transaction with a related person if the Committee determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

The policy does not apply to certain categories of transactions, including the following:

●	Employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment;
●	Charitable contributions;
●	Certain lending transactions between related persons and the Company and any of its banking subsidiaries; and
●	Certain other financial services provided by the Company to related persons, including retail brokerage, deposit relationships, wealth management and other financial advisory services.

The related person transactions policy and associated procedures are intended to determine whether any such transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly, we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually, we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee, and subsequently the Nominating and Corporate Governance Committee of the Board of Directors, and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the Director of Internal Audit will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Transactions with Related Persons

In the ordinary course of business, the Bank may from time to time engage in non-banking transactions with other firms or entities whose officers, directors, partners or members are also directors or executive officers of Bancorp or members of their immediate families. In all cases, these transactions are conducted on an arms-length basis. Except as described below, there were no transactions in 2025 with related persons involving amounts in excess of $120,000, which is the dollar threshold for disclosure under the SEC’s related person transaction rules.

As part of its annual assessment of director independence, the Nominating and Corporate Governance Committee considers the amount and nature of any business transactions or relationships between the Bank and any companies or organizations, including charitable organizations, with which a director may be affiliated. The Nominating and Corporate Governance Committee has determined that there are no such transactions or relationships that impair any director’s independence or present a conflict of interest on the part of any director.

Compensation Committee Interlocks and Insider Participation

During 2025, Messrs. Lechleiter, Priebe, Saunier and Schutte, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors. None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the SEC’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the SEC.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2025 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to: T. Clay Stinnett, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-0890; or clay.stinnett@syb.com. A copy of the Form 10-K may also be obtained at the Company’s website, www.syb.com, or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the Board of Directors intends that the persons designated as proxies in the section captioned “Proxy Materials – What is a proxy?” on page 1 of this Proxy Statement, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors

/s/ James A. Hillebrand

James A. Hillebrand Chairman and Chief Executive Officer Stock Yards Bancorp, Inc.
Louisville, Kentucky March 9, 2026

Stock Yards Bank & Trust
SINCE 1904
P.O. BOX 32890
LOUISVILLE, KY 40232

SCAN TO VIEW MATERIALS & VOTE

Your vote is important. Please vote promptly.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SYBT2026**

You may attend the meeting via the Internet and vote during the meeting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

If you are voting by Internet or telephone, please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84343-P42984 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STOCK YARDS BANCORP, INC.

The Board of Directors recommends a vote FOR ALL nominees for director listed below and FOR the approval of executive compensation.

1. Election of Directors

Nominees are:	For	Against	Abstain
1a. Shannon B. Arvin	☐	☐	☐
1b. Allison J. Donovan	☐	☐	☐
1c. David L. Hardy	☐	☐	☐
1d. Carl G. Herde	☐	☐	☐
1e. James A. Hillebrand	☐	☐	☐
1f. Richard A. Lechleiter	☐	☐	☐
1g. Philip S. Poindexter	☐	☐	☐
1h. Stephen M. Priebe	☐	☐	☐
1i. Edwin S. Saunier	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Stock Yards Bank & Trust
SINCE 1904

Stock Yards Bancorp, Inc.
2026 Annual Meeting of Shareholders

We are pleased to welcome shareholders to the 2026 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc. The Annual Meeting will be held solely by remote communication in a virtual-only format. You will not be able to attend the Annual Meeting in person at a physical location.

The Annual Meeting will be accessible on the Internet at *www.virtualshareholdermeeting.com/SYBT2026*. You may vote your shares and will have the opportunity to submit questions during the virtual meeting by registering as a shareholder and following the instructions included in the Proxy Statement for the meeting or available on the meeting web site. To be admitted to the virtual meeting as a shareholder, you must enter the 16-digit control number found on this proxy card or the voting instruction form or notice previously sent to you.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials.

V84344-P42984

Stock Yards Bank & Trust
SINCE 1904

1040 EAST MAIN STREET
LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK
ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 2026

This proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc.

The undersigned hereby appoints James A. Hillebrand and Philip S. Poindexter, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the "Annual Meeting") to be held at www.virtualshareholdermeeting.com/SYBT2026 on April 23, 2026 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director and for the approval of executive compensation. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Continued and to be signed on reverse side